UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ENERGIZER HOLDINGS, INC.
(Name of the Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1.	Title of each class of securities to which transaction applies:

	2.	Aggregate number of securities to which transaction applies:

	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	4.	Proposed maximum aggregate value of transaction:

	5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid:

	2.	Form, Schedule or Registration Statement No.:

	3.	Filing Party:

Energizer Holdings, Inc.
2021 Proxy Statement and Annual Report

To our Fellow Shareholders
In 2021, the Board and executive leadership of Energizer worked together to navigate through the continued challenges of the pandemic and the volatile operating environment that it has created.
During the year, we appointed Mark S. LaVigne as our new Chief Executive Officer following the retirement of Alan R. Hoskins. Our Board’s rigorous CEO succession process enabled us to seamlessly navigate this transition without missing a step, as we delivered results ahead of our plan for the year despite the challenging environment.
As in past years, I am very pleased to present to you with this year’s Board nominees. Our nominees represent a comprehensive range of backgrounds and expertise. We believe the diversity of experiences, perspectives and skills of our nominees contributes to the Board’s effectiveness in managing risk and provides guidance that positions Energizer for long-term success in a dynamically changing business environment.
On behalf of the independent directors, thank you for your continued confidence and support. We will continue to seek to earn that support through the Board’s combination of strategic vision and appropriate risk management.
Sincerely,

Patrick J. Moore
Independent Chairman

My first year as CEO of your company has certainly been an eventful one. Thanks to the leadership of our Board and the hard work of our approximately 6,000 colleagues around the world, we delivered a year that exceeded many of our expectations. The fact that we did so despite the continuing challenges in the operating environment is a credit to the dedication that everyone who works at Energizer shows every day.
As a result of our growth plans, disciplined cost management and steady performance during the year, we delivered net sales over $3 billion, an all-time high, and returned $196.4 million to our shareholders in the form of share repurchases and dividends.
I am honored to serve as your CEO, and I thank you for your continued support and investment in Energizer.
Sincerely,

Mark S. LaVigne
President and Chief Executive Officer

NOTICE OF 2022 ANNUAL SHAREHOLDERS’ MEETING
DATE Monday, January 31, 2022
TIME 8 am, Central Time

HOW TO ATTEND
To support the health and well-being of our colleagues and shareholders, the 2022 Annual Shareholders’ Meeting will be virtual and held online via a live audio webcast at www.virtualshareholdermeeting.com/ENR2022. Please see our Proxy Statement for additional information regarding accessing the meeting.

RECORD DATE November 30, 2021

AVAILABILITY OF MATERIALS
Our Proxy Statement and 2021 Annual Report are available at http://investors.energizerholdings.com. We commenced mailing and are making available this Proxy Statement on December 15, 2021.

YOUR VOTE IS IMPORTANT
To make sure your shares are represented, please cast your vote as soon as possible in one of the following ways:
INTERNET
Vote online at www. proxyvote.com.
TELEPHONE
Vote by phone by calling (800) 690-6903.
MAIL
If you have received a printed version of these proxy materials, you may vote by mail.
AT THE MEETING
See our Proxy Statement for additional details on about how to attend.
ITEMS OF BUSINESS
1.	Election of the 11 director nominees named in this Proxy Statement
2.	Ratification of the selection of our independent registered public accounting firm for fiscal 2022
3.	Non-binding, advisory vote to approve executive compensation
4.	Non-binding, advisory vote to approve the frequency of future advisory votes to approve executive compensation
The Board recommends that you vote “FOR” each director nominee included in Proposal 1, “FOR” Proposals 2 and 3, and for “ONE YEAR” on Proposal 4. The full text of these proposals is set forth in the accompanying Proxy Statement.
We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers about the Annual Meeting” in the Proxy Statement.
By order of the Board of Directors,

KATHRYN A. DUGAN
General Counsel and Corporate Secretary
December 15, 2021
Energizer Holdings, Inc. 2021 Proxy Statement i

CORPORATE GOVERNANCE HIGHLIGHTS
Energizer has a history of strong corporate governance. We believe good governance is critical to achieving long-term shareholder value. We are committed to governance practices and policies that serve the long-term interests of the Company and its shareholders. The following table summarizes certain highlights of our corporate governance practices and policies:

ACCOUNTABILITY
✔ Annual election of directors
✔ Directors are elected by majority vote
✔ All directors attended more than 75% of Board and
Committee meetings
✔ Limit on director membership on other public
company boards
INDEPENDENCE AND COMPOSITION
✔ Independent Chairman appointed by independent
directors
✔ 10 of our 11 director nominees are independent,
3 are women and 3 are ethnically diverse
✔ Executive sessions held by independent directors at
each Board and Committee meeting
✔ Balance of new and experienced directors – 6 directors have tenures of more than 5 years and 5 directors have tenures of less than 5 years
✔ Average age of director nominees is 60
ETHICS AND COMPLIANCE
✔ Robust Code of Conduct and Supplier Code of Conduct

BEST PRACTICES
✔ Annual Board and Committee evaluations, including peer feedback, resulting in enhancements to Board and Committee composition and practices
✔ Robust CEO and senior management succession and
development plans
✔ Dedication to Board refreshment and thoughtful
director succession planning
ALIGNMENT WITH SHAREHOLDERS
✔ Meaningful stock ownership guidelines
✔ Prohibition on hedging, pledging or short sale
transactions regarding Company stock
OVERSIGHT
✔ Board and each Committee are responsible for
overseeing risk for the Company
✔ The full Board oversees corporate strategy including
overall responsibility for ESG
✔ Oversight of enterprise risks, including environmental and sustainability (Audit Committee), human capital management, culture, diversity, equity, inclusion and belonging (Human Capital Committee), and governance strategy (Nominating and Governance Committee).

BOARD DIVERSITY
Our director nominees possess broad expertise, skills, experience, backgrounds and perspectives that will continue to facilitate the strong oversight and strategic direction required to govern the Company’s business and strengthen and support senior management. As illustrated below, our director nominees include individuals with expertise in fields that align with the Company’s business and long-term strategy and reflect a mixture of tenures that allows for both new perspectives and continuity.

ii Energizer Holdings, Inc. 2021 Proxy Statement

BOARD NOMINEES

NAME	POSITION	AGE	TENURE	COMMITTEE MEMBERSHIP
Patrick J. Moore	Independent Chairman, Energizer Holdings, Inc.	67	6 years	—
Carlos Abrams-Rivera	U.S. Zone President, Kraft Heinz Company	54	2 years	Finance and Oversight; Nominating and Governance
Bill G. Armstrong	Retired Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition	73	6 years	Audit; Human Capital
Cynthia J. Brinkley	Retired Chief Administrative and Markets Officer, Centene Corporation	62	6 years	Human Capital (Chair); Nominating and Governance
Rebecca Frankiewicz	President, ManpowerGroup North America	50	2 years	Audit; Human Capital
Kevin J. Hunt	Retired Chief Executive Officer and President, Ralcorp Holdings, Inc.	70	6 years	Finance and Oversight (Chair); Human Capital
James C. Johnson	Retired General Counsel, Loop Capital Markets LLC	69	6 years	Nominating and Governance (Chair)
Mark S. LaVigne	President and Chief Executive Officer, Energizer Holdings, Inc.	50	1 year	Finance and Oversight
Donal L. Mulligan	Retired Executive Vice President and Chief Financial Officer, General Mills, Inc.	60	—	Audit; Finance and Oversight
Nneka L. Rimmer	Retired President, Global Flavors & Extracts, McCormick & Company	50	3 years	Audit; Human Capital
Robert V. Vitale	President and Chief Executive Officer, Post Holdings, Inc.	55	4 years	Audit (Chair); Finance and Oversight
Energizer Holdings, Inc. 2021 Proxy Statement iii

LEADERSHIP TRANSITIONS
The Company puts an emphasis on CEO and senior management succession and development planning. Effective January 1, 2021, Alan R. Hoskins retired as the Company’s Chief Executive Officer and was succeeded by Mark S. LaVigne. Mr. Hoskins served as a special advisor to Company until September 30, 2021. In addition, effective October 1, 2021, John J. Drabik was appointed by the Board as the Company’s Executive Vice President and Chief Financial Officer, following the retirement of Timothy W. Gorman.
COMPENSATION HIGHLIGHTS
Pay For Performance Philosophy
Our compensation philosophy is to pay for performance over the long term, as well as on an annual basis. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and shareholder interests. A majority of total variable compensation granted to our named executive officers is deferred equity-based awards, further encouraging long-term growth.
Based on shareholder input and our Board’s assessment of our executive compensation program, pay components are unchanged from prior years.

The Human Capital Committee determined the following fiscal 2021 compensation for Mr. LaVigne, who began serving as our CEO effective January 1, 2021, aligned with market median:

• Total compensation, inclusive of base salary and equity-based incentives, of $5.9 million

• 64.9% of Mr. LaVigne’s total compensation is variable and directly linked to company performance

• 70% of Mr. LaVigne’s equity-based incentives is performance restricted stock units based on sustained three-year cumulative performance of key metrics (adjusted EPS and adjusted free cash flow)

SAY ON PAY

Shareholders continued to show strong support for our executive compensation programs, with approximately 98.5% of the votes cast for the approval of the “Say on Pay” proposal at our 2021 Annual Shareholders’ Meeting.
98.5% Approval in 2021
COMPENSATION PRACTICES
Our Human Capital Committee believes that a well-designed, consistently applied compensation program is fundamental to the long-term creation of shareholder value. The following table summarizes highlights of our compensation practices that drive our executive officer compensation program.
✔	Align executive compensation with shareholder returns through performance-based equity incentive awards
✔	Include caps on individual payouts in short- and long-term incentive plans
✔	Balance short-term and long-term incentives
✔	Use appropriate peer groups when establishing compensation
✔	Retain independent compensation consultant
✔	Double-trigger equity vesting upon a change of control for awards under our Omnibus Incentive Plan
✔	Conduct an annual Say on Pay advisory vote
✔	Have clawback, anti-hedging and pledging policies
✔	Conduct an annual compensation risk review and assessment
✔	Have robust stock ownership requirements
iv Energizer Holdings, Inc. 2021 Proxy Statement

SUSTAINABILITY
Energizer’s approach to sustainability is guided by our corporate purpose to responsibly create products that make people’s lives easier and more enjoyable, all while doing the right thing. Around the world, we aim to deliver results, while protecting the environment, supporting the communities where we operate, and creating a safe, fair and inclusive environment for our colleagues.
We have committed to sustainability at the highest levels of the company. Energizer’s Board of Directors oversees our environmental, social and governance (ESG) strategy. In addition, a cross-functional management ESG team leads the day-to-day efforts to prioritize resources, coordinate across businesses and functions, and engage internal and external stakeholders.
In 2021 we conducted an extensive priority assessment to better understand the sustainability impacts, risks and opportunities for Energizer. The process involved identifying the top risks based on input from investors, customers, regulators, internal experts and other stakeholders. As a result, Energizer identified specific focus areas that we will work to make progress toward over the years to come.
Some sustainability accomplishments from 2021 include:
•	Measured and disclosed our complete Scope 1 and 2 greenhouse gas (GHG) emissions globally.
•	Earned the Nordic Swan certification in Europe and the Call2Recycle Leader in Sustainability Award in Canada.
•	Increased recycled content in our Energizer rechargeable portfolio.
•	Spent more than $10 million on battery recycling initiatives, including campaigns to raise awareness, establish collection points and support safe recycling programs.
For more information, please review the Energizer Holdings 2021 Sustainability Summary available on our website at energizerholdings.com.
OUR APPROACH TO LONG-TERM HUMAN CAPITAL MANAGEMENT
Energizer colleagues are committed to responsibly creating products to make lives easier and more enjoyable every day. We believe that we win together while serving each other with a willingness to act boldly, all while doing what is right. From change pulse checks to engagement surveys – which we conduct at least once per year through a third-party partner – and leadership forums, we seek out colleague feedback to improve our culture. Our culture champion network, with members in all of our major global markets, leads local and global efforts to create inclusive and diverse work environments and bring our values to life.

Our Global Diversity, Equity, Inclusion & Belonging (“DEIB”) Council is sponsored by our Chief Executive Officer and Chief Human Capital Officer. This Council represents locations, functions and business segments across the globe. Top priorities for the next two years include:
• A comprehensive DEIB learning and development plan to build awareness and drive inclusive behaviors
• A focus on developing our diversity pipeline through mentoring and coaching

Energizer Holdings, Inc. 2021 Proxy Statement v

1	CORPORATE GOVERNANCE
2	Board Leadership Structure
3	Committee Composition
5	Management Succession Planning
5	Board and Committee Evaluations
6	Director Succession Planning Process
7	Shareholder Engagement
7	Board Oversight of Strategy
8	Board Oversight of Risk
9	Code of Conduct
10	Communicating Concerns to the Board
11	BOARD OF DIRECTORS
11	Director Nomination, Criteria, Qualifications, Experience and Independence
14	Proposal 1: Election of Directors
14	Information about Nominees
19	Director Attendance
19	Director Compensation
21	AUDIT COMMITTEE MATTERS
22	Proposal 2: Ratification of Selection of our Independent Registered Public Accounting Firm
22	Audit Committee Pre-Approval Policy
23	Audit Committee Report
24	Proposal 3: Advisory Vote to Approve Executive Compensation
25	Proposal 4: Advisory Vote to Approve Frequency of Future Votes to Approve Executive Compensation
26	EXECUTIVE COMPENSATION
26	Compensation Discussion and Analysis
41	Human Capital Committee Report
42	Executive Compensation Tables
53	CEO Pay Ratio
54	ADDITIONAL INFORMATION
54	Stock Ownership Information
56	Delinquent Section 16(a) Reports
57	Certain Relationships and Related Transactions
58	Voting Procedures
60	Householding
60	Other Business
60	Shareholder Proposals for the 2023 Annual Shareholders’ Meeting
61	Cautionary Statement Regarding Forward-Looking Statements
A-1	Appendix A: Non-GAAP Financial Measures
FREQUENTLY ACCESSED INFORMATION
22	Auditor Fees
2	Board Leadership Structure
53	CEO Pay Ratio
31	Clawback Policy
19	Director Attendance
14	Director Nominations
32	Executive Compensation Peer Group
30	Hedging and Pledging Prohibition
31	Independent Compensation Consultant
8	Risk Oversight
7	Strategy Oversight
55	Stock Ownership of Executives and Directors
6	Succession Planning — Directors
5	Succession Planning — Executive Officers
42	Summary Compensation Table
FREQUENTLY USED TERMS & ABBREVIATIONS
2015 Plan	2015 Energizer Holdings, Inc. Equity Incentive Plan
ASC	Accounting Standards Codification
DEIB	Diversity, Equity, Inclusion & Belonging
Executive Risk Committee	Executive Compliance and Risk Committee
FASB	Financial Accounting Standards Board
NEOs	Named Executive Officers
NYSE	New York Stock Exchange
Omnibus Incentive Plan	Energizer Holdings, Inc. Omnibus Incentive Plan
PCAOB	Public Company Accounting Oversight Board
PEP	Pension Equity Plan
PPMA	PensionPlus Match Account
PSU	Performance Share Units
PwC	PricewaterhouseCoopers LLP
Risk Committee	Compliance and Risk Subcommittee
RSU	Restricted Stock Units
SEC	Securities and Exchange Commission
SG&A	Selling, General and Administrative Expenses
Spin-Off	Spin-off of Energizer from its former parent company in July 2015

CORPORATE GOVERNANCE

The Board is responsible for providing governance and oversight over the strategy, operations and management of Energizer. The primary mission of the Board is to represent and protect the interests of our shareholders. The Board oversees our senior management, to whom it has delegated the authority to manage the day-to-day operations of the Company.
The Board has adopted Corporate Governance Principles, Committee charters and a Code of Business Conduct which, together with our Bylaws and Articles of Incorporation, form the governance framework for the Board and its Committees. The Board regularly (and at least annually) reviews its Corporate Governance Principles and other corporate governance documents and from time to time revises them when it believes it serves the interests of the Company and its shareholders to do so and in response to changing regulatory and governance requirements and best practices. The Corporate Governance Principles and Committee Charters are available on our website at https://investors.energizerholdings.com/corporate-governance.
The following sections provide an overview of our corporate governance structure, including director independence and other criteria we use in selecting director nominees, our Board leadership structure and the responsibilities of the Board and each of its committees.
CORPORATE GOVERNANCE PRACTICES
We are committed to governance policies and practices that serve the interests of the Company and its shareholders. Over the years, our Board has evolved our practices in the interests of our shareholders. Our governance practices and policies include the following, among other things:
Independent, Effective Board Oversight	•	Independent Board Chair
	•	All Committee Chairs are independent
	•	10 of 11 director nominees are independent
	•	All members of our Audit, Human Capital and Nominating & Governance Committees are independent
	•	Executive sessions at all Board and Committee meetings
	•	The compensation consultant retained by the Human Capital Committee is independent of the Company and management
	•	Annual Board and Committee evaluations, including peer feedback
	•	CEO conducts one-on-one meetings with each director
	•	Director orientation and continuing education programs for directors
Board Composition	•	Commitment to Board refreshment – added six highly qualified directors in the past five years including Mr. LaVigne, our CEO – and adopted a mandatory retirement policy
	•	Average tenure of less than five years
	•	Five of 11 director nominees are women and/or ethnically diverse
	•	All candidates are evaluated and considered for their diversity, including gender, ethnicity, background, expertise, and perspective, as well as our membership criteria
	•	Clear membership criteria for all directors - integrity, independence, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs
•
Overboarding policy to ensure that directors are able to discharge their duties, taking into account principal occupations, memberships on other boards and attendance – directors may only serve on a total of five public company boards and sitting CEOs may serve only on three public company boards (including their own)

Energizer Holdings, Inc. 2021 Proxy Statement 1

Shareholder Rights	•	All directors are elected annually
	•	Directors are elected by majority vote
	•	Right to call a special meeting and act by written consent for shareholders
Director Access	•	Directors have ability to engage outside experts and consultants and to conduct independent reviews
	•	Directors have significant interaction with senior business leaders and access to other colleagues
Governance Best Practices	•	Clawback, Anti-Hedging and Pledging Policies
	•	Share ownership requirements for directors and executive officers
	•	Our Corporate Governance Principles are consistent with the Investor Stewardship Group’s corporate governance principles
	•	Board oversight and ongoing engagement with senior management on key issues, including culture, human capital management, DEIB, pay equity, sustainability and political contributions
BOARD LEADERSHIP STRUCTURE
Our Board considers the appropriate leadership structure for the Company and has concluded that the Company and its shareholders are best served by not having a formal policy on whether the same individual should serve as both Chief Executive Officer and Chairman of the Board. This flexibility allows the Board to utilize its considerable experience and knowledge to elect a qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman and Chief Executive Officer roles when appropriate. Currently, we have an Independent Chairman of the Board who is appointed annually by the independent directors. The roles of Chairman and Chief Executive Officer have been separate since 2015. Our Chief Executive Officer has primary responsibility for the operational leadership and strategic direction of the Company, while our Independent Chairman facilitates our Board’s independent oversight of management.
INDEPENDENT CHAIRMAN DUTIES

Mr. Moore currently serves as Independent Chairman of the Board. Key responsibilities include:
•	Calling meetings of the Board and independent directors
•	Chairing executive sessions of the independent directors
•	Acting as a liaison between the independent directors and the Chief Executive Officer
•	Influencing Board culture
•
Setting the Board meeting agendas, as well as assuring that there is sufficient time for discussion of agenda items, in consultation with the other directors, the Chief Executive Officer and the Corporate Secretary

•	Providing input as to the content, quality, quantity and timeliness of information prepared by Company management for the board
•	Acting as an advisor to the Chief Executive Officer
•	Leading the annual self-assessment of the Board
2 Energizer Holdings, Inc. 2021 Proxy Statement

COMMITTEE COMPOSITION
Our Board has the following four Committees: (1) Audit, (2) Human Capital, (3) Finance and Oversight, and (4) Nominating and Governance. The membership and the function of each of the Board Committees are described below. Each of the Committees operates under a written charter adopted by the Board. During fiscal 2021, our Board held eight meetings.

Audit Committee
Members:
Bill G. Armstrong
Rebecca Frankiewicz
Donal L. Mulligan
Nneka L. Rimmer
Robert V. Vitale (Chair)

John E. Klein served as a member of the Audit Committee until November 2020.

Meetings in Fiscal 2021: 5

The Board has determined that each member of the Audit Committee is independent within the meaning of Energizer’s independence standards and applicable New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules and regulations.

Mr. Vitale and Mr. Mulligan are audit committee financial experts.
•	Reviews internal auditing, accounting, financial reporting, internal control and risk management functions
•
Responsible for engaging and supervising our independent accountants, resolving differences between management and our independent accountants regarding financial reporting, pre-approving all audit and non-audit services provided by our independent accountants, and establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•
Reviews (i) management’s programs to identify, assess, manage, and mitigate significant enterprise risks of the Company, including both strategic and operational risks such as environmental and sustainability risks, and (ii) the Company’s risk management structures and practices, including cyber risk

•	Exercises oversight of the Company’s compliance program and internal audit, with direct access to management

Finance and Oversight Committee
Members:
Carlos Abrams-Rivera
Kevin J. Hunt (Chair)
Mark S. LaVigne
Donal L. Mulligan
Robert V. Vitale

Alan R. Hoskins and John E. Klein served as members of the Finance and Oversight Committee until April 2021, and November 2020, respectively.

Meetings in Fiscal 2021: 4
•	Reviews our financial condition, objectives and strategies, and acquisitions and other major transactions, including capitalization and debt and equity offerings, and capital expenditures
•	Reviews our annual business plan
•	Makes recommendations to the Board concerning financing requirements, our share repurchase program and dividend policy, foreign currency management and pension fund performance
•	Reviews casualty and liability insurance programs and requirements
•	Reviews performance of defined benefit plan investment managers and trustees and the investment objectives
Energizer Holdings, Inc. 2021 Proxy Statement 3

Human Capital Committee
Members:
Bill G. Armstrong
Cynthia J. Brinkley (Chair)
Rebecca Frankiewicz
Kevin J. Hunt
Nneka L. Rimmer

Meetings in Fiscal 2021: 10

The Board has determined that each member of the Human Capital Committee is independent within the meaning of Energizer’s independence standards and applicable NYSE and SEC rules and regulations.

Compensation Committee Interlocks and Insider Participation

No member of the Human Capital Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Human Capital Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.
•	Oversees the Company’s culture, including DEIB plans and programs
•	Reviews human capital management and related policies and procedures, and the consistency of such policies and procedures with the Company’s core values
•	Reviews and approves the Company’s executive compensation philosophy and its programs, policies and practices
•
Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines and approves the Chief Executive Officer’s compensation

•	Administers our equity plans and grants equity-based awards, including performance-based awards, under the plan
•	Administers and approves performance-based awards under our executive officer bonus plan
•	Establishes performance criteria for performance-based awards and certifies as to their achievement
•	Oversees the development of succession plans for the Chief Executive Officer and other executive officers
•	Monitors management compensation and benefit programs and reviews principal employee relations policies
•
Assists the Board in reviewing the results of any shareholder advisory votes, or responding to other shareholder communications, that relate to executive officer compensation, and considers whether to make or recommend adjustments to the Company’s policies and practices as a result of such votes or communications

•	Reviews a report from management regarding potential material risks, if any, created by the Company’s compensation policies and practices

Nominating and Governance Committee
Members:
Carlos Abrams-Rivera
Cynthia J. Brinkley
James C. Johnson (Chair)

Meetings in Fiscal 2021: 4

No member of the Nominating and Governance Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Nominating and Governance Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.
•
Reviews, approves and recommends for Board consideration director candidates based on the director selection guidelines then in effect, and advises the Board with regard to the nomination or appointment of such director candidates

•	Periodically reviews and makes recommendations to the Board regarding the appropriate size, role and function of the Board
•	Develops and oversees a process for an annual evaluation of the Board and its committees
•	Recommends to the Board, as appropriate, the number, type, functions, and structure of committees of the Board, and the Chair of each such committee
•	Develops, updates as necessary and recommends to the Board corporate governance principles and policies
•	Oversees the Company’s governance strategy matters
•	Administers our stock ownership guidelines
•	Conducts the annual self-assessment process of the Board and its committees
4 Energizer Holdings, Inc. 2021 Proxy Statement

MANAGEMENT SUCCESSION PLANNING
One of the Board’s primary responsibilities is to oversee the development of executive-level talent to successfully execute the Company’s strategy. Management succession is regularly discussed by the independent directors in executive session and with the Chief Executive Officer. The Board reviews candidates for all senior executive positions to confirm that qualified successor-candidates are available for all positions and that development plans are being utilized to strengthen the skills and qualifications of successor-candidates.

Our Independent Chairman oversees the process for the Chief Executive Officer succession and leads, at least annually, the Board’s discussion of Chief Executive Officer succession planning. Our Chief Executive Officer reviews development plans for successors of the other executive officer roles with the Board. Directors engage with potential Chief Executive Officer and executive officer talent at Board and Committee meetings and in less formal settings to enable directors to personally assess candidates. The Board reviews management succession in the ordinary course of business as well as contingency planning.

Effective January 1, 2021, Energizer’s Board elected Mr. LaVigne to serve as CEO following Mr. Hoskins’ retirement. Mr. LaVigne’s appointment was the result of our Board’s active engagement in a thoughtful and comprehensive multi-year succession planning process led by our Independent Chairman, the Chair of our Human Capital Committee and the Chair of our Nominating and Governance Committee. Our Board determined that Mr. LaVigne’s proven track record of driving continued growth and performance improvement in our businesses, as well as his deep understanding of our markets, uniquely positioned him to lead our businesses in our Company’s next phase of growth.
Effective October 1, 2021, Energizer’s Board appointed John J. Drabik as Executive Vice President and Chief Financial Officer following Mr. Gorman’s retirement. Similar to the process discussed above with respect to our recent CEO transition, our Board thoughtfully engaged in the planning process for Mr. Gorman’s successor. The Board determined that Mr. Drabik’s skills, experience and accomplishments throughout his nearly 20 years at the Company in roles of increasing responsibility put him a position to lead the finance function as the Company’s Chief Financial Officer.
BOARD AND COMMITTEE EVALUATIONS
The Board and each Committee conducts an annual self-evaluation to assess effectiveness and consider opportunities for improvement. The self-evaluation process is managed by the Nominating and Governance Committee. The Independent Chairman of the Board as well as each Committee Chair leads the Board and Committee in a robust assessment on an annual basis.
ANNUAL PROCESS INITIATION	>	The Nominating and Governance Committee initiates the annual Board and committee director evaluation process and presents the proposed approach to the Board for comment.
WRITTEN QUESTIONNAIRES	>
After review and approval by the Nominating and Governance Committee, written questionnaires are sent to all directors; the questionnaires focus on:
• Effectiveness of the Board’s leadership and Committee structure
• Quality of Board materials and agendas
• Engagement of and preparation by Board and Committee members
• Board and Committee composition and succession planning
• Board and Committee culture and dynamics, including the effectiveness of   discussion and debate at meetings
• Peer feedback for each individual director

REview	>
The Nominating and Governance Committee Chair and Independent Chairman review the directors’ responses to the Board Questionnaire, and each Committee Chair reviews the directors’ responses to the committee questionnaires.

Feedback	>
The Nominating and Governance Committee Chair and Independent Chairman lead a discussion with the Board and summarize the directors’ responses to the Board and Committee questionnaires. Each Committee Chair also leads a discussion with each Committee and summarizes the Committee members’ responses to the Committee questionnaires.

CONTINUOUS IMPROVEMENT	>	The Board incorporates the feedback into enhancements relating to oversight, structure, composition and meetings.
Energizer Holdings, Inc. 2021 Proxy Statement 5

ENHANCEMENTS MADE IN RESPONSE TO BOARD AND COMMITTEE SELF-ASSESSMENTS
In response to recent feedback solicited from our Board and Committees, we continue to:
•	Streamline meeting materials to better highlight important information and provide timely updates, as needed
•	Refine meeting structure to allow sufficient time during Board and Committee meetings for discussion, debate and executive sessions
•	Evolve the matrix of Board skills and experiences needed to support the long-term strategy
•	Identify additional areas, including the competitive environment, digital economy and capital allocation strategy, which the Board would like to review and understand in detail
•	Enhance our governance documents, including recent revisions to our Committee charters and Corporate Governance Principles
•	Add to the range of information on ESG topics, including human capital management and DEIB, at the Board and Committee level
DIRECTOR SUCCESSION PLANNING PROCESS
The Nominating and Governance Committee regularly reviews the composition of the Board, including the qualifications, expertise, backgrounds and characteristics that are represented in the current Board as well as the criteria it considers needed to support Energizer’s long-term strategy. After an in-depth review of the candidates, the Nominating and Governance Committee recommends candidates to the Board in accordance with our Articles of Incorporation, Bylaws, our Corporate Governance Principles and the criteria adopted by the Board regarding director candidate qualifications. After careful review and consideration, the Board will nominate candidates for election, or re-election, at our Annual Shareholders’ Meeting. The Board may appoint a director to the Board during the course of the year to serve until the Annual Shareholders’ Meeting.
The Company’s Corporate Governance Principles provide that directors are not eligible for re-election upon reaching age 75; however, on the recommendation of the Nominating and Governance Committee, the Board may waive these requirements on an annual basis as to any director if there are unusual circumstances that warrant a waiver to retain needed continuity and expertise or for other business reasons that are in the best interests of the Company.

The Nominating and Governance Committee identifies potential candidates for first-time nominations as directors through various sources, including recommendations it receives from the following:
•	Current and former Board members,
•	Third-party search firms, and
•	Shareholders and other stakeholders.
6 Energizer Holdings, Inc. 2021 Proxy Statement

The Nominating and Governance Committee has the authority to engage a third-party search firm to identify and provide information on potential candidates. A key objective of the Nominating and Governance Committee in connection with its identification of potential director candidates is to use multiple sources and actively seek out qualified women and ethnically diverse candidates in order to have a diverse candidate pool for each search the Board undertakes.
Mr. Mulligan, who was elected as a director by the Board effective April 1, 2021, was first suggested for consideration as a candidate to the Nominating and Corporate Governance Committee by a third-party search firm.
SHAREHOLDER ENGAGEMENT
We conduct shareholder engagement throughout the year and provide shareholders with an opportunity to cast an annual, advisory Say on Pay vote. At the Annual Meeting, we are also holding an advisory vote of our shareholders to determine the preferred frequency of future Say on Pay votes (“Say on Frequency”). Our historical Say on Pay results influenced our decision to maintain a consistent approach to our executive compensation program for fiscal 2021. Last year, our shareholders overwhelmingly approved our executive compensation program. The Human Capital Committee will continue to consider shareholder feedback and the outcome of the Say on Pay and Say on Frequency votes for future compensation decisions.
We have a robust shareholder and stakeholder engagement program. Our integrated outreach team engages proactively with our shareholders and other stakeholders, including our colleagues, customers, consumers, suppliers and the communities where we operate. Our outreach team monitors developments in corporate governance and social responsibility, and, in consultation with our Board, thoughtfully adopts and applies developing practices in a manner that best supports our business and our culture. We actively engage with our shareholders and stakeholders in a number of forums on a year-round basis.

This year, as part of our recurring engagement with shareholders, our outreach included, among other things, an update on our Board composition. Our engagement activities have produced valuable feedback that helps inform our decisions and strategy, when appropriate.

BROAD RANGE OF BUSINESS AND GOVERNANCE TOPICS
1. Business Strategy 2. Operations 3. Risk Management 4. Human Capital Management 5. Executive Officer Succession 6. Board Refreshment 7. Sustainability and other ESG topics

BOARD OVERSIGHT OF STRATEGY
The Board is responsible for providing governance and oversight regarding the strategy, operations and management of the Company. Acting as a full Board and through the Board’s four standing committees, the Board is involved in the Company’s strategic planning process. Each year, the Board holds a strategy planning meeting during which members of senior leadership present the Company’s overall corporate strategy and seek input from the Board. At subsequent meetings, the Board continues to review the Company’s progress against its strategic plan. In addition, throughout the year, the Board will review specific strategic initiatives where the Board will provide additional oversight. The Board is continuously engaged in providing oversight and independent business judgment on the strategic issues that are most important to the Company.
Energizer Holdings, Inc. 2021 Proxy Statement 7

BOARD OVERSIGHT OF RISK
Our Board is responsible for, and committed to, the oversight of the business and affairs of our Company. In carrying out this responsibility, our Board advises our senior management to help drive long-term value creation for our shareholders and oversees management’s efforts to ensure that our expectations are appropriately communicated and embraced throughout the Company.
The Board, acting both directly and through its Committees, is actively involved in oversight of the significant risks affecting our business. The Board and its Committees’ risk oversight activities are informed by our management’s risk assessment and risk management processes. Our Board monitors our “tone at the top” and risk culture and oversees emerging strategic risks. Risk management is overseen by our Board through the Board’s Committees. Each Committee provides regular reports to the Board regarding matters reviewed by their committee. In particular, each Committee focuses on overseeing the following risks:
BOARD

AUDIT	HUMAN CAPITAL	FINANCE AND OVERSIGHT	NOMINATING AND GOVERNANCE

• Cybersecurity
• Environmental and sustainability
• Internal and external fraud
• Financial reporting
risk
• Expense risk
• Oversight of global audit and compliance functions
• Oversight of the Company’s risk management structures and practices
	• Culture • Diversity, Equity, Inclusion and Belonging • Compensation and benefits risk • Talent risk • CEO and Executive Officer management performance and succession planning	• Market risk • Insurance risk • Liquidity risk • Credit risk • Capital allocation risk • Capital investments • Tax Structure	• Board effectiveness • Board governance practices and strategy • Board succession
MANAGEMENT
The Board’s role in risk oversight is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing the Company’s risk exposure and the Board, directly and through its Committees, providing oversight in connection with those efforts, with particular focus on the most significant risks facing the Company. Management meets regularly to discuss our business strategies, challenges, risks and opportunities and reviews those items with the Board at regularly scheduled meetings. As part of these discussions, management provides a report to the Board on information security matters quarterly with a formal presentation at least annually.
The risk oversight responsibility of the Board and its Committees is enabled by management evaluation and reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. Management of day-to-day operational, financial, legal and compliance risks is the responsibility of operational and executive leadership of the Company.
Management has established a comprehensive risk management process that is facilitated by our Vice President, Internal Audit and our Senior Director of Global Ethics and Compliance and includes our Global Executive Team, which consists of a cross functional team of senior leaders and executives. Semi-annually top risks are identified, assessed and key mitigation strategies developed by the risk owners. At least annually the board or relevant committee reviews the top risk areas and receives reports more regularly for certain risk areas to ensure risks are being adequately managed.
8 Energizer Holdings, Inc. 2021 Proxy Statement

COVID-19 UPDATES

Our principles of ensuring colleague health and safety and preserving business continuity have guided us well in our decision-making throughout the pandemic. We have addressed risks quickly and deployed mitigation plans executed by empowered local teams.

Throughout the pandemic, the Board has continued to advise management as it responds to changing conditions. In addition to providing guidance and support, the Board reviewed our key strategic initiatives to increase and preserve our liquidity and financial flexibility, fortify our balance sheet, manage supply chain issues, and mitigate the risks presented by COVID-19 and its effect on global markets.

Beyond the full Board’s involvement, our Board Committees have been addressing pandemic-related risks, including
 • Internal controls and reporting (Audit Committee)
 • Liquidity (Finance and Oversight Committee)
 • Compensation, retention, culture and colleague health and safety (Human Capital Committee)

CODE OF CONDUCT
At Energizer, our values are the foundation for all that we do, and we work hard to be the best and play by the rules, while valuing every colleague and partner that makes up our team. Our Code of Conduct is based on our Company values and serves as the foundation for our individual actions and decisions as colleagues. Our Code of Conduct applies to all colleagues, including our Board and senior management, and we require our Board and all colleagues, including our senior management, to adhere to the Code of Conduct in discharging their work-related responsibilities and annually acknowledge their review of and compliance with the Code. Our Code of Conduct is periodically reviewed and amended by the Board.
Our Ethics & Compliance program is directed by our Senior Director of Global Ethics & Compliance, who oversees the training on and enforcement of the Code of Conduct. We provide live and web-based training on specific aspects of the Code of Conduct and specific ethics and compliance risk areas. Colleagues are expected to report any conduct they believe in good faith to be a violation of the Code of Conduct, and we do not tolerate retaliation against anyone who makes such a report.
The Code of Conduct is posted on our website at https://investors.energizerholdings.com/corporate-governance. We will disclose on our website any future amendments of the Code of Conduct or any waivers granted to our executive officers from any provision of the Code of Conduct.
Our commitment to our values will help us continue to lead in the markets where we work and make our brand globally known and respected.
We also have a Supplier Code of Conduct which sets forth our Company’s basic expectations for environmental, labor, supplier working conditions and ethical practices that suppliers are expected to meet in order to do business with our Company. We hold our suppliers to a high standard and use a risk-based approach to audit suppliers for ongoing compliance with the Supplier Code of Conduct.
Energizer Holdings, Inc. 2021 Proxy Statement 9

COMMUNICATING CONCERNS TO THE BOARD

Shareholders and other interested parties may communicate directly with our Board, any Committee of our Board, any individual Director (including the Independent Chairman and the Committee Chairs) or the non-employee Directors as a group, by writing to:

Corporate Secretary Energizer Holdings, Inc. 533 Maryville University Drive St. Louis, MO 63141

Energizer’s Corporate Secretary reviews all correspondence addressed to our Directors and provides the Board with copies of all communications that deal with the functions of our Board or its committees, or that otherwise require Board attention. Concerns relating to our financial statements, accounting practices, internal controls or violations of our Code of Conduct are addressed in accordance with the procedures outlined in our Code of Conduct, which is available on our website at http://investors.energizerholdings.com/corporate-governance and are forwarded to the Chair of the Audit Committee.

10 Energizer Holdings, Inc. 2021 Proxy Statement

BOARD OF DIRECTORS

DIRECTOR NOMINATION, CRITERIA, QUALIFICATIONS, EXPERIENCE AND INDEPENDENCE
Energizer, a global branded consumer products company, is one of the world’s largest manufacturers and distributors of primary batteries, portable lights and auto care appearance, performance, refrigerant and fragrance products. The Nominating and Governance Committee is responsible for recommending candidates for election to our Board of Directors, consistent with the skills and experience required of the Board in exercising its oversight function and strategic priorities in addition to the requirements for membership set forth in our Corporate Governance Principles.
For all directors, we require integrity, energy, forthrightness, analytical skills and commitment to devote the necessary time and attention to the Company’s affairs. In evaluating the suitability of individual director candidates, our Board considers many factors, including educational and professional background; personal accomplishments; industry experience; and diversity on the basis of race, color, national origin, gender, religion, disability and sexual orientation. The Nominating and Governance Committee works with our search firm to ensure the candidate slate provided to the Committee includes diverse candidates.

Directors should be able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board Committee member, including developing and maintaining sufficient knowledge of the Company and its industries; reviewing and analyzing reports and other information important to the Board and Committee responsibilities; preparing for, attending and participating in Board and Committee meetings; and satisfying appropriate orientation guidelines. The Nominating and Governance Committee is also responsible for articulating and refining specific criteria for Board and Committee membership to supplement the more general criteria.
KEY CRITERIA
✔ Engaged
✔ High personal integrity
✔ Diversity of backgrounds and experience
✔ Free of potential conflicts of interest
✔ Willingness to challenge and stimulate management
✔ Ability to devote sufficient time to serve
✔ Commitment to representing the interests of all shareholders
The Board does not believe that directors should expect to be re-nominated annually. In determining whether to recommend a director for re-election, the Nominating and Governance Committee considers the director’s participation in and contributions to the activities of the Board, the results of the most recent Board self-assessment (including any peer feedback), and meeting attendance.
When the Nominating and Governance Committee recruits new director candidates, that process typically involves either a search firm or a member of the Nominating and Governance Committee contacting a prospect to assess interest and availability. A candidate will then meet with members of the Board and the Chief Executive Officer, and, as appropriate, with members of management. At the same time, the Committee and the search firm will contact references for the candidate. A background check is completed before a final candidate recommendation is made to the Board.
Mr. Mulligan, who was elected as a director by the Board effective April 1, 2021, was first suggested for consideration as a candidate to the Nominating and Corporate Governance Committee by Russell Reynolds Associates, a third-party search firm that was paid a fee for its services, which consisted of researching and recommending potential candidates.
The Nominating and Governance Committee also considers shareholder recommendations for candidates for the Board of Directors using the same criteria described below. Additional information can be found in the section “Shareholder Proposals for the 2023 Annual Shareholders’ Meeting.”
Energizer Holdings, Inc. 2021 Proxy Statement 11

Having an independent board is a critical element of our corporate governance. Our Corporate Governance Principles provide that a majority of our directors be independent. Our Board has adopted director independence guidelines to assist in determining each director’s independence. The guidelines either meet or exceed the independence requirements of the NYSE.
Each year and before a new director is appointed, the Board must affirmatively determine a director has no relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities as a director. Annually, each director completes a detailed questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Governance Committee and Board with relevant known facts and circumstances of any relationship bearing on the independence of a director or nominee. The Nominating and Governance Committee then completes an assessment of each director and nominee, considering all known relevant facts and circumstances concerning any relationship bearing on the independence of a director or nominee. This process includes evaluating whether any identified relationship otherwise adversely affects a director’s independence and affirmatively determining that the director has no material relationship with the Company, another director, or as a partner, shareholder, or officer of an organization that has a relationship with the Company.
The Board determined that all of our nominees other than Mr. LaVigne are independent within the meaning of Energizer’s independence standards (which may be found in our Corporate Governance Principles) and applicable NYSE rules. Mr. Klein, who retired as a director in November 2020, was previously considered to be an independent director. Mr. Hoskins, who was a member of the Board until April 1, 2021, was not an independent director due to his prior service as the Company’s CEO.
The Company’s Corporate Governance Principles provide that the Board will not nominate individuals for election or re-election as directors after they have attained age 75. On the recommendation of the Nominating and Governance Committee, the Board may waive these requirements on an annual basis as to any director if there are unusual circumstances that warrant a waiver to retain needed continuity and expertise or for other business reasons that are in the best interests of the Company.
12 Energizer Holdings, Inc. 2021 Proxy Statement

Below is information regarding the composition of our Board, which consists of 11 directors, who are all nominated for continued service on the Board:
DIRECTOR NOMINEE QUALIFICATIONS, EXPERTISE AND ATTRIBUTES

Consumer Product Goods – Experience in the fast-moving consumer goods industry or other complementary field

7

Innovation – Experience in helping translate our consumer understanding into new and successful products

5

Digital – Digital and technology experience help the Company understand the evolution of fast-paced technology, assess and respond to potential information security challenges, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance business operations, marketing, and selling

5

Global Perspective – Experience driving business success in markets around the world, with an understanding of diverse business environments, economic conditions, cultures, and regulatory frameworks, and a broad perspective on global market opportunities

10

Human Capital Management and Succession Planning – Experience in senior executive development, succession planning, and compensation matters helps the Board to effectively oversee the Firm's efforts to recruit, retain and develop key talent

7

M&A – A history of leading growth through acquisitions and other business combinations, with the ability to assess "build or buy" decisions, analyze the fit of a target with a company's strategy and culture, accurately value transactions, and evaluate operational integration plans.

10

Operations – Understanding of the development and implementation of our business plan and of the risks and opportunities that can impact our operations and strategies

9

Risk Management – Skills and experience in assessment and management of business and financial risk factors allow the Board to effectively oversee risk management and understand the most significant risks facing Energizer

7

TENURE

3.5
years
5
nominees
6
nominees
5+ years
<5 years

AGE

59.5
years old
1 nominee
3
nominees
4
nominees
3
nominees
40s
50s
60s
70s

ETHNIC DIVERSITY

27%
diverse
3
nominees
8
nominees
Diverse
Non-Diverse

GENDER DIVERSITY

27%
women
3
nominees
8
nominees
Women
Men

Energizer Holdings, Inc. 2021 Proxy Statement 13

PROPOSAL 1	Resolution to Elect Directors
✔ The Board recommends a vote FOR each of the nominees listed in this proposal.

Set forth in this section are each nominee’s name, age, principal occupation, business experience, and other current and prior public company directorships held during the past five years. We also discuss the qualifications and skills that led our Board to nominate each person for election as a director. All of the nominees agreed to be named in this Proxy Statement and to serve if elected.
INFORMATION ABOUT NOMINEES

Carlos Abrams-Rivera
U.S. Zone President, Kraft Heinz
Age: 54	Director since 2020
Independent Director Energizer Committees: Finance and Oversight Committee Nominating and Governance Committee
Mr. Abrams-Rivera has served as U.S. Zone President at The Kraft Heinz Company, one of the largest global food and beverage companies, since 2020. Prior to his current role at Kraft Heinz, Mr. Abrams-Rivera served as Executive Vice President Campbell Soup Company since 2019 and President, Campbell Snacks from 2018 to 2020. Prior to that, Mr. Abrams-Rivera was President, Pepperidge Farm from 2015 to 2018, where he led the turnaround of the business and led the strategic work that led to the company’s snack strategy and acquisition of Snyder’s Lance. Mr. Abrams-Rivera previously spent 21 years in leadership roles with the business that is today known as Mondelēz International, which encompasses the former Kraft Foods global snack and food brands. His prior roles included President of Gum & Candy for Mondelēz Latin America and President of Mondelēz Mexico.

Skills and Experience:
• Business Operations
• Consumer Packaged Goods
• Financial Literacy
• International
• M&A
• Marketing/Sales
• Strategy

Mr. Abrams-Rivera’s rich international experience, strong consumer packaged goods background and expertise in launching new products, brand-building, marketing and partnership with customers across sales channels provides a perspective critical to helping Energizer build long-term shareholder value.

Bill G. Armstrong
Retired Executive Vice President and Chief Operating Officer, Cargill Animal Nutrition
Age: 73	Director Since 2015
Independent Director Energizer Committees: Audit Committee Human Capital Committee
Mr. Armstrong is a private equity investor. From 2001 to 2004, Mr. Armstrong served as Executive Vice President and Chief Operating Officer at Cargill Animal Nutrition. Prior to his employment with Cargill, Mr. Armstrong served as Chief Operating Officer of Agribrands International, Inc., an international agricultural products business, and as Executive Vice President of Operations of the international agricultural products business of Ralston Purina Company. He also served as managing director of Ralston’s Philippine operations, and during his tenure there, was a director of the American Chamber of Commerce.

Skills and Experience:
• Financial Literacy
• Public Company Experience
• Business Operations
• Consumer Packaged Goods
• International
• Marketing/Sales
• Consumer Packaged Goods

As a result of Mr. Armstrong’s international and operational background, as well as his extensive experience with corporate transactions, he provides a global perspective to the Board, which has become increasingly important as our international operations represent a significant portion of our annual sales.

14 Energizer Holdings, Inc. 2021 Proxy Statement

Cynthia J. Brinkley
Retired Chief Administrative and Markets Officer, Centene Corporation
Age: 62	Director Since 2015
Independent Director Energizer Committees: Human Capital Committee (Chair) Nominating and Governance Committee Other Public Company Board: • Ameren Corporation
Ms. Brinkley was Chief Administrative and Markets Officer for Centene Corporation, a government services managed care company from 2018 until 2019. Ms. Brinkley served as President and Chief Operating Officer of Centene from 2017 until 2018, Executive Vice President, Global Corporate Development of Centene from 2016 until 2017 and as Executive Vice President, International Operations and Business Integration of Centene from 2014 until 2016. Prior to joining Centene in 2014, Ms. Brinkley was Vice President of Global Human Resources for General Motors from 2011 to 2013. Prior to GM, she was Senior Vice President of Talent Development and Chief Diversity Officer for AT&T from 2008 to 2011. Ms. Brinkley worked for SBC Communications from 1986 to 2008, lastly as President of SBC / AT&T Missouri, when SBC Communications acquired AT&T.

Skills and Experience:
• Executive Management
• Financial Literacy
• Public Company Experience
• Business Operations
• International
• M&A/Capital Markets
• Public Relations
• Human Capital Management
• Legal/Regulatory

Ms. Brinkley brings significant experience in communications and human capital management as well as extensive experience as a senior executive at Fortune 10 and Fortune 50 companies to our Board of Directors and provides the Board with a unique perspective on high-profile issues facing our core businesses.

Rebecca Frankiewicz
President, ManpowerGroup North America
Age: 50	Director since 2020
Independent Director Energizer Committees: Audit Committee Human Capital Committee
Ms. Frankiewicz has served as the President of ManpowerGroup North America, a $4 billion segment comprised of 5,000 employees and 11,000 clients of ManpowerGroup Inc., a world leader in innovation workforce solutions. Before joining ManpowerGroup, Ms. Frankiewicz held a variety of different roles, including leading Quaker Foods North America for PepsiCo. She held roles in innovation, strategy, marketing/sales and finance functions at PepsiCo from 2006 to 2017. Prior to PepsiCo, Ms. Frankiewicz served as a consultant at Deloitte Consulting and Andersen Consulting and began her career at Procter & Gamble Company.

Skills and Experience:
• Business Operations
• Consumer Packaged Goods
• Financial Literacy
• Marketing/Sales
• Innovation
• Strategy
• Human Capital Management

Ms. Frankiewicz’ extensive senior leadership experience advising international consumer goods companies on complex management and strategy matters provides unique perspective and expertise to the Board’s strategic planning process. Additionally, Ms. Frankiewicz’ leadership role at one of the leading global workforce solutions company provides the Board with insight on human capital management issues, including recruitment, retention and inclusion and diversity.

Energizer Holdings, Inc. 2021 Proxy Statement 15

Kevin J. Hunt
Retired Chief Executive Officer and President, Ralcorp Holdings, Inc.
Age: 70	Director Since 2015
Independent Director Energizer Committees: Finance and Oversight Committee (Chair) Human Capital Committee Other Public Company Board: • Clearwater Paper Company
Mr. Hunt served as President and Chief Executive Officer of Ralcorp Holdings, Inc., a private-brand food and food service products company, from 2012 to 2013 upon its acquisition by ConAgra Foods, Inc. Mr. Hunt previously served as Co-Chief Executive Officer and President of Ralcorp Holdings from 2003 to 2011 and Corporate Vice President from 1995 to 2003. Prior to joining Ralcorp Holdings, he was Director of Strategic Planning for Ralston Purina and before that he was employed in various roles in international and domestic markets and general management by American Home Products Corporation.

He currently serves as a Senior Advisor to C.H. Guenther & Son Inc. and previously served as a consultant to Treehouse Foods and on the advisory Board of the Vi-Jon Company, owned by Berkshire Partners.

Skills and Experience:
• Executive Management
• Financial Literacy
• Business Operations
• Consumer Packaged Goods
• International
• M&A/Capital Markets
• Marketing/Sales
• Human Capital Management
• Public Company Experience

As a former Chief Executive Officer and President of a NYSE-listed company, Mr. Hunt brings his considerable experience to our Board and the Committees thereof on which he serves.

James C. Johnson
Retired General Counsel, Loop Capital Markets LLC
Age: 69	Director Since 2015
Independent Director Energizer Committee: Nominating and Governance Committee (Chair) Other Public Company Boards: • Ameren Corporation • Hanesbrands Inc. • Edgewell Personal Care Company
Mr. Johnson served as General Counsel of Loop Capital Markets LLC, a financial services firm, from 2010 until his retirement in 2014. From 1998 to 2009, Mr. Johnson served in a number of positions at The Boeing Company, an aerospace and defense firm, including Vice President, Corporate Secretary and Assistant General Counsel from 2003 until 2007, and Vice President and Assistant General Counsel, Commercial Airplanes from 2007 until 2009. In 2018, Mr. Johnson completed the NACD Cyber-Risk Oversight Program and earned the CERT Certificate in Cybersecurity Oversight, demonstrating his commitment to board-level cyber-risk oversight, demonstrating his commitment to board-level cyber-risk oversight.

Skills and Experience:
• Public Company Experience
• Financial Literacy
• M&A/Capital Markets
• Corporate Governance
• Human Capital Management
• Legal/Regulatory
• Risk Management/Compliance

As a former General Counsel of a financial services firm and a former Vice President, Corporate Secretary and Assistant General Counsel of an aerospace and defense firm, Mr. Johnson provides our board with extensive executive management and leadership experience, as well as strong legal, compliance, risk management, corporate governance and compensation skills.

16 Energizer Holdings, Inc. 2021 Proxy Statement

Mark S. LaVigne
President and Chief Executive Officer
Age: 50	Director Since 2021
Energizer Committee: Finance and Oversight Committee
Mr. LaVigne has served as Energizer’s Chief Executive Officer since January 2021, and as its President since 2019. Mr. LaVigne served as Energizer’s Chief Operating Officer from 2015 through December 2020. He previously served as Executive Vice President from 2015 to 2019. Mr. LaVigne was with our former parent company since 2010. Mr. LaVigne led our Spin-off from our former parent company in 2015, in addition to serving as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. LaVigne was a partner at Bryan Cave LLP from 2007 to 2010, where he advised our former parent company on several strategic acquisitions.

Skills and Experience:
• Strategy
• Consumer Packaged Goods
• Public Company Experience
• Business Operations
• Corporate Governance
• Legal/Regulatory

Mr. LaVigne’s long tenure at the Company and deep understanding of the consumer packaged goods industry, the Company’s businesses, his instrumental role in leading the Spin-off and his leadership role as Chief Executive Officer enable him to provide valuable contributions with respect to strategy, growth and long-range plans.

Patrick J. Moore
Independent Chairman, Energizer Holdings, Inc.
Age: 67	Director Since 2015
Independent Director Other Public Company Board: • Archer Daniels Midland Company Past Public Company Boards: • Exelis, Inc. • Rentech, Inc.
Mr. Moore has served as the Company’s Chairman since 2018. He is also President and Chief Executive Officer of PJM Advisors, LLC, a private equity investment and advisory firm. Prior to PJM, Mr. Moore served as Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation, a leader in integrated containerboard and corrugated package products and paper recycling, from 2002 to 2011 upon its acquisition by RockTenn Company.

During his 24-year tenure at Smurfit, Mr. Moore also served as Chief Financial Officer, Vice President—Treasurer and General Manager of the Company’s Industrial Packaging division. Mr. Moore previously held positions in corporate lending, international banking and corporate administration at Continental Bank in Chicago. He is on the board of Archer Daniels Midland Company and serves as Chairman of the North American Review Board of American Air Liquide Holdings, Inc.

Skills and Experience:
• Financial Literacy
• Business Operations
• M&A/Capital Markets
• Corporate Governance
• Public Relations
• Consumer Packaged Goods
• Risk Management/Compliance
• Strategy

Mr. Moore’s experience and financial expertise contribute to the oversight of overall financial performance and reporting by our Board as well as operational and strategic oversight.
Energizer Holdings, Inc. 2021 Proxy Statement 17

Donal L. Mulligan
Retired Chief Financial Officer, General Mills, Inc.
Age: 60	Director Since 2021
Independent Director Energizer Committees: Audit Committee Finance and Oversight Committee Other Public Company Boards: • Tennant Company • Herbalife Nutrition Ltd.
Mr. Mulligan served as Chief Financial Officer of General Mills, Inc., a global manufacturer and marketer of branded consumer foods, from 2007 until his retirement in 2020. Mr. Mulligan joined General Mills in 2001 and held various senior management positions including Vice President, Financial Operations for the International division, Vice President, Financial Operations for Operations and Technology and Vice President and Treasurer. Prior to joining General Mills, Mr. Mulligan gained extensive experience in financial management, operations, and international administration in positions with Pillsbury, PepsiCo and YUM! Brands.

Skills and Experience:
• Financial Literacy
• Public Company Experience
• Business Operations
• International
• M&A/Capital Markets
• Consumer Packaged Goods
• Risk Management/Compliance
• Retail Industry

Mr. Mulligan brings deep financial expertise and leadership experience in the consumer packaged goods industry to the Board, as well as demonstrated strength in business analytics and global expansion.

Nneka L. Rimmer
Retired President – Global Flavors and Extracts, McCormick & Company, Inc.
Age: 50	Director Since 2018
Independent Director Energizer Committees: Audit Committee Human Capital Committee
Ms. Rimmer was President - Global Flavors and Extracts at McCormick & Company, Inc., a global leader in flavor, seasonings and spices, where she was responsible for accelerating growth for the company’s global business in compound and encapsulated flavors, extracts, reaction flavor materials, and fragrances from August 2020 until her retirement in April 2021. Ms. Rimmer previously served as SVP, Business Transformation for McCormick and held other roles of increasing responsibility within the company, including SVP, Strategy and Global Enablement and SVP, Corporate Strategy and Development.

Prior to joining McCormick in 2015, Ms. Rimmer was a Partner and Managing Director with the Boston Consulting Group. While at Boston Consulting Group for 13 years, she executed large-scale transformation initiatives working with large, global consumer goods corporations. Her areas of strategic expertise include trade, competition, international growth, go-to-market as well as organizational development. Ms. Rimmer also serves as a Trustee of the University of Baltimore Foundation.

Skills and Experience:
• M&A/Capital Markets
• Financial Literacy
• Information Technology
• Human Capital Management
• Consumer Packaged Goods
• Retail Industry
• E-Commerce
• Analytics
• Innovation

Ms. Rimmer brings to the Company significant brand-building expertise. Her current and prior executive leadership roles enable her to provide valuable contributions with respect to creativity and vision for long-term growth. Ms. Rimmer’s extensive consumer products background allow her to contribute valuable insights regarding the Company’s industry, operations, and strategy.

18 Energizer Holdings, Inc. 2021 Proxy Statement

Robert V. Vitale
Chief Executive Officer, Post Holdings, Inc.
Age: 55	Director Since 2017
Independent Director Energizer Committees: Audit Committee (Chair) Finance and Oversight Committee Other Public Company Boards: • Post Holdings, Inc. • BellRing Brands, Inc.
Mr. Vitale has served as President and Chief Executive Officer of Post Holdings, Inc. since 2014. Post is a consumer packaged goods holding company operating in the center-of-the-store, food service, food ingredient, refrigerated convenient nutrition and private brand food categories. Rob joined Post in 2011 as its Chief Financial Officer. Mr. Vitale also serves on the Board of Directors of BellRing Brands, Inc. a company of which Post Holdings, Inc. holds a majority stake.

Prior to joining Post, Rob led AHM Financial Group, LLC (2006-2011), an insurance brokerage and wealth management firm, and was a partner in Westgate Equity Partners, LLC, a consumer products private equity firm (1996-2006). He managed Corporate Finance at Boatmen’s Bancshares (1994-1996) and started his career at KPMG in 1987.

Skills and Experience:
• Executive Management
• Public Company Experience
• M&A/Capital Markets
• Financial Literacy
• Consumer Packaged Goods
• International
• Corporate Governance

Mr. Vitale’s strong leadership, deep M&A expertise and accounting and financial background, along with his knowledge of consumer products businesses, brings critical expertise to our Board of Directors.

DIRECTOR ATTENDANCE
Our Board holds regularly scheduled quarterly meetings. The Board also holds an annual strategic planning meeting at which it considers and discusses with senior management the Company’s long-term strategy. During fiscal 2021, all directors attended 75% or more of the Board meetings and meetings of the Committees on which they served during their period of service. Under our Corporate Governance Principles, each director is encouraged to attend our Annual Shareholders’ Meeting. All of our directors attended the 2021 Annual Shareholders’ Meeting, which was held in a virtual format.
DIRECTOR COMPENSATION
We provided several elements of compensation to our non-employee directors for service on our Board during fiscal 2021. The Human Capital Committee, which makes recommendations to the full Board regarding director compensation, strives to set director compensation around the 50th percentile of the peer group. The peer groups for fiscal 2022 and 2021, which can be found under “Executive Compensation Peer Group,” were selected for purposes of evaluating our executive and director compensation based on market data provided by the Human Capital Committee’s independent consultant, Mercer LLC.
RETAINERS
During fiscal 2021, each of the directors, other than Messrs. LaVigne and Hoskins, received a $100,000 annual retainer for serving on the Board and its Committees. Mr. LaVigne, our Chief Executive Officer, and Mr. Hoskins, our former Chief Executive Officer, received no additional compensation for service on the Board and the Finance and Oversight Committee. The Chairs of the Committees also received an additional annual retainer of $20,000 for their service, and the Independent Chairman of the Board received an additional annual retainer of $100,000 for his service as Chairman. Board members serving a portion of the fiscal year will receive a pro rata portion of the annual retainer. The directors do not currently receive meeting fees.
DEFERRED COMPENSATION PLAN
Non-management directors are permitted to defer all or a portion of their retainers and fees under the terms of our deferred compensation plan. Deferrals may be made into (a) the Energizer common stock unit fund, which tracks the value of our common stock; or (b) the prime rate option under which deferrals are credited with interest at the prime rate quoted by The Wall Street Journal. Deferrals in the deferred compensation plan are currently paid out in a lump sum in cash or Energizer stock within 60 days following the director’s termination of service on the Board.
Energizer Holdings, Inc. 2021 Proxy Statement 19

RESTRICTED STOCK EQUIVALENTS/UNITS
On the first business day of January each year, each non-employee director is credited with a restricted stock unit award with a grant-date value of $145,000 pursuant to our equity plan. This award vests one year from the date of grant or upon certain other vesting events. Directors have the option to defer the delivery of shares upon vesting of this award until retirement from the Board. Board members serving a portion of the fiscal year will receive a pro rata portion of the annual restricted stock unit award. Upon retirement, directors receive 100% of all granted, but unvested, annual restricted stock unit awards.
DIRECTOR SHARE OWNERSHIP REQUIREMENTS
To help align the financial interests of our non-employee directors with those of our shareholders, our Corporate Governance Principles provide that our non-employee directors must maintain ownership of our common stock with a value of at least five times the directors’ annual retainer. For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the director or by family trusts, vested and deferred restricted stock equivalents or units, unvested restricted stock equivalents or units (other than stock equivalents or units subject to achievement of performance targets) and common stock equivalents credited to a director under the Company’s deferred compensation plan. Newly appointed directors are required to retain at least 50% of restricted stock upon vesting until they become compliant and are given a period of five years to attain full compliance with the requirements. As of September 30, 2021, 10 of our 11 non-employee directors complied with the requirements. Mr. Mulligan, who joined the Board in April 2021, has until April 2026 to meet the ownership requirement.
The following table sets forth the compensation paid to non-management directors for fiscal year 2021.

DIRECTOR COMPENSATION TABLE
Name	Fees Earned or Paid in Cash (3)	Stock Awards (4)(5)	Option Awards (6)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation (7)(8)	Total
C. Abrams-Rivera	$100,000	$145,010	$0	$0	$0	$0	$245,010
B.G. Armstrong	$100,000	$145,010	$0	$0	$0	$0	$245,010
C.J. Brinkley	$120,000	$145,010	$0	$0	$0	$0	$265,010
R. Frankiewicz	$100,000	$145,010	$0	$0	$0	$0	$245,010
K.J. Hunt	$120,000	$145,010	$0	$0	$0	$0	$265,010
J.C. Johnson	$120,000	$145,010	$0	$0	$0	$0	$265,010
J.E. Klein (1)	$16,667	$0	$0	$0	$0	$0	$16,667
P.J. Moore	$200,000	$145,010	$0	$0	$0	$0	$345,010
D.L. Mulligan (2)	$50,000	$108,784	$0	$0	$0	$0	$158,784
N.L. Rimmer	$100,000	$145,010	$0	$0	$0	$0	$245,010
R.V. Vitale	$120,000	$145,010	$0	$0	$0	$0	$265,010
(1)	Mr. Klein retired from the Board of Directors in November 2020.
(2)	Mr. Mulligan joined the Board of Directors in April 2021.
(3)	This column reflects retainers and meeting fees earned during fiscal 2021.
(4)
For all directors this column reflects the aggregate grant date fair value, in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, of the restricted stock equivalent award on January 4, 2021, under our Omnibus Incentive Plan valued at approximately $145,000 as described in the narrative above. The award was valued based on the grant date fair value of $42.24. Mr. Mulligan’s award was granted on April 1, 2021 and valued based on the grant date fair value of $48.37.

(5)
The number of vested but deferred stock equivalents held by each director as of September 30, 2021, is as follows: Mr. Abrams-Rivera, 2,772; Ms. Brinkley, 5,589; Ms. Frankiewicz, 2,772; Mr. Johnson, 21,788; Mr. Moore, 18,896; and Mr. Vitale, 12,898.

(6)	No options were granted to directors in fiscal year 2021, and there were not any stock options held by any non-employee director as of September 30, 2021.
(7)	Directors may also, from time to time during the fiscal year, be provided with samples of our products, with an incremental cost of less than $50.
(8)	The following items are not considered perquisites and are not included within the above disclosure of director compensation:
(i)
The directors are covered under the terms of our general directors’ and officers’ liability insurance policies, the premiums for which are a general expense of the Company—we do not obtain a specific policy for each director, or for the directors as a group.

(ii)	We provide transportation and lodging for out-of-town directors attending Board and Committee meetings at our headquarters.
(iii)
The directors may make requests for matching contributions to charitable organizations from the Energizer charitable foundation, which we have funded from time to time, and the directors of that foundation, all of whom are colleagues of the Company, have determined to honor such requests which are in accordance with the charitable purpose of the foundation, and which do not exceed $5,000 in any year. All contributions are made out of the funds of the foundation and are not made in the name of the requesting director.

20 Energizer Holdings, Inc. 2021 Proxy Statement

AUDIT COMMITTEE MATTERS

Our Audit Committee, in accordance with authority granted in its charter as approved by the Board, appointed PricewaterhouseCoopers LLP (“PwC”) as independent auditor for the current fiscal year. PwC has served as our independent auditor since our Spin-Off from Edgewell Personal Care Company (“Edgewell”) and served as Edgewell’s independent auditor for every fiscal year since 2000. PwC has begun certain work related to the fiscal 2022 audit, as approved by the Audit Committee. Information on independent auditor fees for the last two fiscal years is set forth below. The Board and the Audit Committee believe that the retention of PwC to serve as independent auditor is in the best interests of the Company and its shareholders. In making this determination, the Board and the Audit Committee considered a number of factors, including:
•	Audit Committee members’ assessment of PwC’s performance
•	Management’s assessment of PwC’s performance
•	PwC’s independence and integrity
•	PwC’s fees and the quality of services provided to the Company
•	PwC’s global capabilities and knowledge of our global operations
A representative of PwC is expected to be present at the 2022 Annual Shareholders’ Meeting and will have an opportunity to make a statement, if desired, as well as to respond to appropriate questions. Although NYSE listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent auditor, we are providing shareholders with the means to express their views on this issue. Although this vote will not be binding, in the event the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.
Energizer Holdings, Inc. 2021 Proxy Statement 21

PROPOSAL 2	Ratification of Selection of our Independent Registered Public Accounting Firm for Fiscal 2022
✔ The Board recommends a vote FOR this proposal.

PwC’s aggregate fees for professional services rendered for the indicated fiscal years were:

Fees Paid to PwC (in thousands)	FY21	FY20
Audit Fees	$5,239	$6,007
Audit-Related Fees	$13	$22
Tax Fees:
Tax Compliance / Preparation	$0	$0
Other Tax Services	$187	$158
Total Tax Fees	$187	$158
All Other Fees	$0	$0
TOTAL FEES	$5,439	$6,187
SERVICES PROVIDED BY PWC
The table above discloses fees paid to PwC during the last fiscal year for the following professional services:
•
Audit Fees: These are fees for professional services performed by PwC for the audit of our annual financial statements and review of financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements, as well as fees and expenses related to offerings and debt agreements.

•	Audit-Related Fees: These are fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements.
•
Tax Fees: These are fees for professional services performed by PwC with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and our consolidated subsidiaries; refund claims; payment planning; and tax audit assistance.

AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee has a formal policy concerning approval of all services to be provided by our independent auditor, including audit, audit-related, tax and other services. The policy requires that all services the auditor may provide to us must be pre-approved by the Audit Committee. The Chair of the Audit Committee has the authority to pre-approve permitted services that require action between regular Audit Committee meetings; provided, he reports to the Audit Committee at the next regular meeting. Early in each fiscal year, the Audit Committee approves the list of planned audit and non-audit services to be provided by the auditor during that year, as well as a budget estimating spending for such services for the fiscal year. Any proposed services exceeding the maximum fee levels set forth in that budget must receive specific pre-approval by the Audit Committee. As applicable, the Audit Committee pre-approved all fees and services paid by Energizer for fiscal 2021 and fiscal 2020.
22 Energizer Holdings, Inc. 2021 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists entirely of five, non-employee directors that are independent, as defined under the NYSE listing standards, our Corporate Governance Principles, and applicable SEC rules and regulations.

The Audit Committee is responsible for the duties set forth in its charter, but is not responsible for preparing the financial statements, implementing or assessing internal controls or auditing the financial statements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its oversight of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accountants, PricewaterhouseCoopers LLP (“PwC”), all annual and quarterly financial statements prior to their issuance. With respect to the Company’s audited financial statements for the Company’s fiscal year ended September 30, 2021, management of the Company has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed those financial statements with management and PwC, including a discussion of critical accounting policies, the quality, not just the acceptability, of the accounting principles followed, the reasonableness of significant judgments reflected in such financial statements and clarity of disclosures in the financial statements. The Audit Committee has also discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB.

In fulfilling its oversight responsibilities for reviewing the services performed by Energizer’s independent registered public accountants, the Audit Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. Annually, the Audit Committee oversees a process to assess the performance of the auditor and utilizes the results of that assessment when considering their reappointment. The Audit Committee also annually discusses PwC’s internal quality review process and the PCAOB’s inspection report on PwC, as well as the results of any internal quality reviews or PCAOB inspections of key engagement team members. In accordance with SEC rules, lead audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to the Company. For lead and concurring partners, the maximum number of consecutive years of service is five years. The process for selection of the Company’s lead audit partner pursuant to this rotation policy involves a meeting between the Chair of the Audit Committee and the candidate for the role, as well as discussion by the full Committee and with management.

The Audit Committee has received the written disclosures from PwC required by the applicable requirements of the PCAOB concerning independence, as modified or supplemented, and has discussed the independence of PwC with members of that firm. In doing so, the Committee considered whether the non-audit services provided by PwC were compatible with its independence. In fiscal 2021, the Audit Committee met five times with the internal auditors and PwC, with and without management present, to discuss the results of their examination, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements for the fiscal year ended September 30, 2021, be included in the Company’s Annual Report on Form 10-K for that year and has selected PwC as the Company’s independent registered public accountants for fiscal year 2022.

Submitted by the Audit Committee members of the Board:

Robert V. Vitale —Chair Bill G. Armstrong Rebecca Frankiewicz	Donal L. Mulligan Nneka L. Rimmer
Energizer Holdings, Inc. 2021 Proxy Statement 23

PROPOSAL 3	Advisory Resolution to Approve Executive Compensation (Say on Pay)
✔ The Board recommends a vote FOR this proposal.

As approved by our shareholders in 2016, each year we seek the approval of our shareholders in a non-binding, advisory vote, of our executive compensation. As discussed in Proposal 4, we are also holding a non-binding, advisory Say on Frequency vote of our shareholders to determine the frequency of future Say on Pay votes. Although both the Say on Pay and Say on Frequency votes are non-binding, our Human Capital Committee values the opinions of our shareholders and considers the results of the most recent Say on Pay vote in determining our executive compensation policies and making executive compensation decisions.
At the 2021 Annual Shareholders’ Meeting, approximately 98.5% of the votes were cast in favor of our Say on Pay proposal. The Human Capital Committee considered this result, as well as input from our ongoing shareholder engagement, and in light of the strong support, decided not to make any significant changes in our executive compensation program in fiscal 2021. See “Shareholder Engagement” section above.
Our Board believes that the compensation of our executive officers is aligned with the Company’s performance and is a competitive advantage in attracting and retaining the executive talent necessary to drive our business forward and build sustainable value for our shareholders. We believe that our current executive compensation program properly aligns the interests of our executive officers with those of our shareholders.
Accordingly, the Board recommends a vote FOR the adoption of the following advisory resolution, which will be presented at the Annual Meeting:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the accompanying footnotes and narratives.
24 Energizer Holdings, Inc. 2021 Proxy Statement

PROPOSAL 4	Advisory Resolution to Approve Frequency of Future Votes to Approve Executive Compensation (Say on Frequency)
✔ The Board recommends a vote for ONE YEAR for this proposal.

In addition to the Say on Pay vote, we are also holding a non-binding, advisory vote of our shareholders regarding the frequency of future Say on Pay votes. Shareholders may indicate whether they would prefer future Say on Pay votes once every one, two or three years, or, if they wish, abstain from casting a vote on this proposal.
The Company currently holds Say on Pay votes annually and the Board of Directors continues to believe that an annual advisory vote to approve executive compensation is the best approach for Energizer because it allows shareholders to provide input on the Company’s executive compensation programs on a regular basis. The annual Say on Pay vote is also consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on executive compensation and corporate governance matters.
We therefore request that our shareholders select “One Year” when voting on the Say on Frequency vote. Although the vote is advisory and non-binding, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of future Say on Pay votes. We recognize that our shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of Say on Pay votes. Nevertheless, our Board may decide that it is in the best interests of our shareholders and the Company to hold Say on Pay votes more or less frequently than the frequency receiving the most votes cast by our shareholders.
The proxy card provides shareholders with the opportunity to choose among four options (holding the Say on Pay vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of our Board.
Energizer Holdings, Inc. 2021 Proxy Statement 25

EXECUTIVE COMPENSATION

Compensation Discussion and analysis
The following Compensation Discussion & Analysis describes the fiscal 2021 compensation program for our named executive officers (“NEOs”). For fiscal 2021, our NEOs were:

Mark S. LaVigne
President and Chief Executive Officer
Age: 50
Years at Energizer: 11

Timothy W. Gorman
Executive Vice President and Chief Financial Officer (1)
Age: 61
Years at Energizer: 7

John J. Drabik
Senior Vice President, Corporate Controller (2)
Age: 49
Years at Energizer: 20

Susan K. Drath
Chief Human Capital Officer
Age: 51Years at Energizer: 29

Alan R. Hoskins
Former Chief Executive Officer
Retired as of January 1, 2021

Hannah H. Kim
Former Chief Legal Officer
Left Energizer in July 2021
Our NEOs also include Alan R. Hoskins, who retired as our Chief Executive Officer, effective January 1, 2021, and Hannah H. Kim, our former Chief Legal Officer, who left the Company in July 2021.
(1)	Mr. Gorman retired as Executive Vice President and CFO as of the end of fiscal 2021. See “Retirement Transition Agreements,” below.
(2)	Mr. Drabik became Executive Vice President and CFO, effective October 1, 2021.
26 Energizer Holdings, Inc. 2021 Proxy Statement

RESPONSIVENESS TO 2021 SAY ON PAY VOTE
As previously discussed, we conduct shareholder engagement throughout the year and annually provide shareholders with an opportunity to cast a nonbinding, advisory Say on Pay vote. The overwhelming approval of our Say on Pay vote by our shareholders at our 2021 Annual Shareholders’ Meeting influenced our decision to maintain a consistent approach to our executive compensation program for fiscal 2021. The Human Capital Committee will continue to consider shareholder feedback and the outcome of Say on Pay vote results in making future compensation decisions.
PAY FOR PERFORMANCE AND COMPENSATION PHILOSOPHY
Our compensation philosophy is to pay for performance over the long term, as well as on an annual basis. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time to align executive officer and shareholder interests. We consider our executive pay program to be instrumental in helping us achieve our business objectives and effective in rewarding our executive officers for their role in achieving strong financial and operational performance. The Human Capital Committee, which is comprised entirely of independent directors, has primary responsibility for approving our compensation strategy and philosophy and the compensation programs applicable to our executive officers.
WHAT WE DO	WHAT WE DON’T DO

✔  Pay for performance, with approximately 65% of our CEO’s total compensation performance-based and approximately 59% of our other NEOs’ total compensation performance-based
✔  Establish threshold, target and maximum awards under our annual and long-term incentive programs
✔  Use balanced performance metrics for annual
and long-term incentive programs
✔  Use rigorous goal setting aligned to our
externally disclosed annual and multi-year targets
✔  Have stock ownership requirements for our
executive officers
✔  Limit perquisites to items that serve a reasonable
business purpose
✔  Closely monitor risks associated with our compensation programs and individual compensation decisions
✔  Have a clawback policy for all incentive
compensation earned by our executive officers

✘  Pay tax gross-ups on any compensation
✘  Allow speculative trading, hedging or pledging
transactions by our colleagues
✘  Enter into employment agreements with our
executive officers
✘  Provide executive officer severance payments and benefits exceeding 2x salary and annual incentive award
✘  Guarantee salary increases

Energizer Holdings, Inc. 2021 Proxy Statement 27

The Human Capital Committee allocates pay in a manner designed to place the Company’s performance at the forefront of our overall executive compensation program. Our focus on pay for performance is best demonstrated through the structure of our executive compensation program, where the majority of annual executive pay is at risk and subject to annual and long-term performance requirements.

The following chart, prepared by our independent compensation consultant, shows the degree of alignment between the total compensation of our CEOs and Energizer’s total shareholder return relative to our executive compensation peer group over the five-year period ended September 30, 2021. Peer group companies are indicated by the blue diamonds in the chart. Companies that fall within the diagonal alignment zone are generally viewed as having pay and performance alignment. As illustrated below, our CEOs’ realizable pay was aligned with Energizer’s performance.

5-Year TSR (Through September 30, 2021)
100%
50%
0%
5 Year Summary Compensation Table Avg. CEO Pay
Energizer
0%
50%
100%
5-year Performance

28 Energizer Holdings, Inc. 2021 Proxy Statement

COMPENSATION PHILOSOPHY
The philosophy underlying our executive compensation program is to pay compensation that is simple, aligned and balanced. Equally important, we view compensation practices as a way to communicate our goals and standards of conduct and performance, and to motivate and reward colleagues in relation to their achievements. Overall, the same principles that govern the compensation of all our salaried colleagues apply to the compensation of our executive officers. Within this framework, we observe the following, guiding principles:
	What We Believe	What We’ve Done
SIMPLE	Compensation methods should be transparent, provide a clear link between performance metrics and Company strategy and minimize perquisites	•	Used straightforward annual and long-term incentive plan metrics that are directly tied to business performance
		•	Froze pension accruals
		•	Limited the use of all perquisites to <.001% of total compensation for executive officers in fiscal 2021
ALIGNED	The interests of our executive officers should be aligned with those of our shareholders	•	Provided approximately 62% of our executive officers’ total compensation as performance-based pay
		•	Adopted a clawback policy, anti-hedging and pledging policy and stock ownership requirements
BALANCED	Components of compensation should complement each other and offset risk of overemphasis on any one metric or time period	•	Used a combination of pay elements that reward achievement of objectives across annual and long-term time periods
		•	Balanced annual and long-term incentive plans to drive results in the short term without sacrificing long-term value creation
FISCAL 2021 PAY COMPONENTS
Our fiscal 2021 pay components remained the same as fiscal 2020.
Description	Driving Shareholder Value	How it Pays
BASE SALARY
Determined based on job scope, experience, market comparable positions and operating results	Provides fixed income to attract and retain top talent	Semi-monthly cash payment
ANNUAL INCENTIVE PROGRAM
Provides short-term variable pay for performance	Motivates executives to achieve the Company’s annual strategic and financial goals	Single cash payment following determination of performance
LONG-TERM INCENTIVE PROGRAM
We use two programs to ensure a strong link between incentive compensation opportunities and longer-term objectives:
Restricted stock awards that vest only on achievement of pre-determined performance targets with a three-year vesting period Represents 70% of equity award	Rewards achievement of long-term growth goals and creation of shareholder value	Vests upon the achievement of specific metrics over three-year performance period
Time-based stock awards that track stock price performance over a three-year vesting period Represents 30% of equity award	Promotes long-term retention and supports stock ownership and alignment with shareholders	Vests upon the three-year anniversary of grant date
RETIREMENT AND OTHER BENEFIT PLANS
Retirement and other benefit plans sponsored by the Company on the same terms and conditions applicable to all eligible colleagues	Provide retirement and other benefits to attract and retain top talent	In accordance with the terms of the plans
Energizer Holdings, Inc. 2021 Proxy Statement 29

ANNUAL COMPENSATION-RELATED RISK EVALUATION

We monitor the risks associated with our compensation program on an ongoing basis. Our compensation risk assessment occurs in two parts: a review of the Company’s compensation programs and a review of compensation decisions and payments, with a focus on our executive officers. In October 2021, with input from the Human Capital Committee’s independent compensation consultant, the Human Capital Committee conducted a review of our compensation programs, including the executive compensation program, to assess the risks arising from our compensation policies and practices. The Human Capital Committee agreed with the review’s findings that these risks were within our ability to effectively monitor and manage and that these compensation programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. In particular, the Human Capital Committee determined that the following design features reduce the risk within our compensation policies and practices:

•	Compensation program design provides a balanced mix of cash and equity, annual and longer-term incentives
•	Maximum payout levels for bonuses and performance awards are capped
•	Multiple performance metrics are used to determine payouts under the annual and long-term incentive programs
•	Executive officers are subject to stock ownership and retention guidelines
•	The Company has adopted anti-hedging and anti-pledging policies
•	The Company has adopted a clawback policy related to incentive compensation earned by our executive officers
STOCK OWNERSHIP REQUIREMENTS
Our stock ownership and retention requirements align executive officer and shareholder interests by linking the value realized from equity-based awards to sustainable Company performance. Our Corporate Governance Principles require our NEOs to meet the stock ownership requirements presented below.
STOCK OWNERSHIP REQUIREMENTS
Chief Executive Officer	6x base salary
All Other Executive Officers	3x base salary
Newly appointed executive officers are required to retain at least fifty percent (50%) of vesting restricted stock until they become compliant and are given a period of five years to attain full compliance with the requirements. For purposes of this determination, stock ownership includes shares of our common stock which are owned directly or by family members residing with the executive officer or by family trusts, vested and deferred restricted stock equivalents and unvested restricted stock equivalents (other than stock equivalents subject to achievement of performance targets). As of September 30, 2021, each of our executive officers complied with the stock ownership requirements.
HEDGING AND PLEDGING PROHIBITION
Under our securities trading policy, directors, officers and all colleagues or their designees are prohibited from engaging in speculative trading, hedging or pledging transactions in Energizer securities, including prohibitions on:
•	investing or trading in market-traded options on Energizer securities (e.g., puts and calls);
•
purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to profit from, hedge or offset any change in the market value of equity securities (1) granted to the director, officer or colleague by Energizer as part of the compensation of the colleagues or member of the Board of Directors; or (2) held, directly or indirectly, by the director, officer or colleague;

•	purchasing Energizer securities on margin, pledging Energizer securities, or holding Energizer securities in margin accounts;
•	engaging in “short-sales” of Energizer securities—i.e., selling Energizer stock not owned at the time of the sale; and
•	speculating on relatively short-term price movements of Energizer securities—i.e., engage in a purchase and sale of Energizer stock within a short period of time.
The policy prohibits the transfer of funds into or out of Energizer stock equivalent funds in Energizer’s benefit plans while in possession or aware of material non-public information, or engaging in any other transaction involving Energizer securities, including pledging, that suggests the misuse of information that is unavailable to the general public.
30 Energizer Holdings, Inc. 2021 Proxy Statement

CLAWBACK POLICY
Under our annual incentive awards and long-term incentive awards, in the event of a restatement of financial results to correct a material error, the Human Capital Committee is authorized to reduce or recoup an executive officer’s award, as applicable, to the extent that the Human Capital Committee determines such executive officer’s misconduct was a significant contributing factor to the need for a restatement.
HOW WE DETERMINE COMPENSATION
PAY EVALUATION AND DECISION PROCESS
Each year, the Human Capital Committee reviews our executive officers’ performance using a balanced and disciplined approach to determine their base salaries and variable compensation awards. The approach for fiscal 2021 included a full-year assessment of financial results and progress delivering on our three strategic priorities: Lead with Innovation, Operate with Excellence and Drive Productivity. The Human Capital Committee considers various factors that collectively indicate successful management of our business, including:
•	Company performance, including financial and non-financial measures
•	The manner in which results are achieved, adherence to risk policies, and the quality of earnings
•	Year-over-year performance
•	Company performance relative to our executive compensation peer group
ROLE OF INDEPENDENT COMPENSATION CONSULTANT
To help determine executive pay, the Human Capital Committee retains an independent compensation consultant, Mercer LLC (“Mercer”), for advice regarding the general competitive landscape and trends in executive compensation. While the Human Capital Committee meets with the consultant from time to time, the Chair of the Human Capital Committee also communicates directly with the consultant between Human Capital Committee meetings. The independent compensation consultant advises the Human Capital Committee on several matters, including (1) competitive analysis (including in relation to our peer group), (2) incentive plan design, (3) updates on trends in executive and director compensation, (4) peer group composition, (5) executive officer succession planning, and (6) other compensation-related matters as requested by the Human Capital Committee.
The Human Capital Committee annually reviews the independence of Mercer LLC in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has affirmatively concluded that Mercer has no conflicts of interest relating to its engagement by the Human Capital Committee.
During fiscal 2021, the aggregate fees paid to Mercer for services related to executive compensation were approximately $260,785. In fiscal 2021, Mercer and its Marsh & McLennan affiliates were also retained by our management to provide services unrelated to executive compensation, including providing advice regarding our global pension programs in the areas of compliance, administration and funding and global compensation consulting, benchmarking below the executive officer level and insurance. The aggregate fees paid for those other services in fiscal 2021 were approximately $1,063,787. The Human Capital Committee and the Board of Directors did not review or approve the other services provided to management by Mercer and its Marsh & McLennan affiliates, as those services were approved by our management in the normal course of business. We have been advised by Mercer that the reporting relationship and compensation of its consultants who perform executive compensation consulting services for the Human Capital Committee are separate from, and are not determined by reference to, Mercer’s or Marsh & McLennan’s other lines of business or their other work for us. A representative of Mercer attends committee meetings and serves as a resource to the Human Capital Committee on executive and director compensation matters. Additionally, to encourage independent review and discussion of executive compensation, the committee meets with Mercer in executive session.
The Human Capital Committee also annually reviews the performance of Mercer.
Energizer Holdings, Inc. 2021 Proxy Statement 31

Executive Compensation Peer Group
The Human Capital Committee selects the members of our peer group and periodically examines whether peers continue to meet the criteria for inclusion described below. As part of this process, the Human Capital Committee receives advice from its independent compensation consultant and selects a peer group that includes companies that have the following characteristics:
•	US-based, publicly traded consumer packaged goods company with “brand identity”
•	Similar revenue
•	Similar number of employees
•	Global company
For fiscal 2021 compensation planning, based on these criteria and the advice of its independent compensation consultant, the Human Capital Committee determined that the 2020 peer group remained appropriate.
HOUSEHOLD PRODUCTS	PERSONAL CARE	FOOD AND BEVERAGE
The Clorox Company Spectrum Brands Holdings, Inc. Hasbro Inc. Central Garden & Pet Co. The Scotts Miracle-Gro Company	Church & Dwight Inc. Revlon, Inc. Helen of Troy Ltd.	Lancaster Colony Corporation Hain Celestial Group, Inc. Monster Beverage Corporation Post Holdings, Inc.
In connection with preparations for fiscal 2022 compensation planning, the Human Capital Committee, with the assistance of Mercer, conducted a full review of the composition of the peer group. When conducting its review, the Human Capital Committee considered the peer group selection characteristics mentioned above. As a result of such review, the Human Capital Committee determined that the companies listed above remained appropriate peers, but that the composition of the peer group should be supplemented with the addition of Edgewell Personal Care Company due to its similar financial profile and colleague base. Therefore, below is the peer group that is being used for fiscal 2022 compensation planning:
HOUSEHOLD PRODUCTS	PERSONAL CARE	FOOD AND BEVERAGE
The Clorox Company Spectrum Brands Holdings, Inc. Hasbro Inc. Central Garden & Pet Co. The Scotts Miracle-Gro Company	Church & Dwight Inc. Revlon, Inc. Helen of Troy Ltd. Edgewell Personal Care Co.	Lancaster Colony Corporation Hain Celestial Group, Inc. Monster Beverage Corporation Post Holdings, Inc.
SETTING TOTAL COMPENSATION
The Human Capital Committee targets total compensation near the 50th percentile of our peer group’s total compensation. The following table shows how we compared to our peer group companies based on revenue for the most recently reported fiscal year and number of employees as of September 30, 2021.
	Company Revenue (in millions)	Employees
75th Percentile	$5,721	7,811
50th Percentile	$3,241	5,800
25th Percentile	$2,089	3,814

Energizer	$3,022	6,000
32 Energizer Holdings, Inc. 2021 Proxy Statement

CEO Assessment, Compensation Process for Executive Officers and Annual Timeline
CEO Assessment
With respect to our Chief Executive Officer’s pay, the Human Capital Committee conducts an annual performance assessment of the Chief Executive Officer and determines appropriate adjustments to all elements of his pay based on the following factors:
INDIVIDUAL PERFORMANCE	COMPANY PERFORMANCE	MARKET PRACTICES
Analysis of the Chief Executive Officer’s performance with respect to performance goals approved by the Human Capital Committee, the effectiveness of his leadership, and his experience	Returns to shareholders	As provided by the independent compensation consultant
Compensation Process for Executive Officers
For the other executive officers, the Chief Executive Officer makes recommendations to the Human Capital Committee for all elements of pay. These recommendations are based on an assessment of the individual’s roles, responsibilities, experience and individual performance. The Human Capital Committee also obtains market data from its independent compensation consultant and then reviews, discusses, modifies, and approves these recommendations, as appropriate.
Annual Timeline
The diagram below summarizes the Human Capital Committee’s annual process for setting executive pay.
Fall	Winter	Spring and Summer

• Annual CEO performance
assessment
• Annual update on Annual and Long-Term Incentive Program
metrics and performance
• Review of executive compensation and regulatory
environment trends
• Approve executive pay
• Review compensation risk
assessment
• Approve compensation plan

• Quarterly review of CEO
performance assessment
• Quarterly update on Annual and Long-Term Incentive Program metrics and performance
• Planning for annual compensation risk assessment
and approach
• Review of compensation guidelines of institutional
shareholders and proxy advisors
• Annual review of Change of
Control benefits
• Quarterly review of CEO performance assessment • Quarterly update on Annual and Long-Term Incentive Program metrics and performance • Executive Compensation peer group analysis
ELEMENTS OF COMPENSATION
PRIMARY ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM
• Base Salary
• Annual Incentive Program
• Long-Term Incentive Program
— Performance Share Awards
— Time-Based Restricted Share Awards
• Retirement and Other Benefits
The Human Capital Committee believes these pay components align the interests of our executives with those of our shareholders by basing a significant portion of total pay on performance and achievement of our short- and long-term goals. The specific mix among the individual components reflects market comparisons (primarily with respect to the median of our peer group) and individual position and performance.
Energizer Holdings, Inc. 2021 Proxy Statement 33

Base Salary
The general guideline for determining salary levels for our executive officers, including the Chief Executive Officer, is to target the 50th percentile of our executive compensation peer group, adjusted for other factors such as individual performance, responsibilities and experience. While we are cognizant of the competitive range, our primary goal is to compensate our executive officers at a level that is consistent with our compensation philosophy, even if this results in actual pay for some positions that may be higher or lower than the market median. The Human Capital Committee considers adjustments to base salaries for the executive officers on an annual basis.
For fiscal 2021, the Human Capital Committee felt that an increase to the base salaries of our executive officers in line with the increases provided to our colleagues generally was reasonable in light of the Company’s operating results in fiscal 2020. To remain competitive with the market, the Human Capital Committee also considered the effect of the increased salaries for our executive officers in relation to the median of our peer group. Certain executive officers received larger increases due to promotions or other increases in responsibilities. Mr. LaVigne’s increase related to his promotion to Chief Executive Officer. The increase granted to Mr. Drabik related to his performance and succession transition and Ms. Kim’s increase reflected her contributions and Chief Legal Officer peer data. Mr. Gorman did not receive an increase because of succession transition, and Mr. Hoskins did not receive an increase due to his announced retirement.
The table below sets forth the base salaries for our NEOs as well as the percentage changes as compared to the prior year. The base salary adjustments for fiscal 2021 were effective December 1, 2020.
	FY2021 Base Salary	Increase (%)
M.S. LaVigne	$925,000	35%
A.R. Hoskins	$1,060,900	0%
T.W. Gorman	$578,448	0%
J.J. Drabik	$374,000	10%
S. K. Drath	$386,250	3%
H.H. Kim	$456,000	14%
Effective October 1, 2021, Mr. Drabik’s base salary was increased to $550,000 in connection with his promotion to Executive Vice President and Chief Financial Officer.
34 Energizer Holdings, Inc. 2021 Proxy Statement

ANNUAL INCENTIVE PROGRAM
The overall design of our fiscal 2021 annual incentive program was the same as the fiscal 2020 program. The annual incentive program is based on performance against certain metrics determined by the Human Capital Committee. Our fiscal 2021 annual incentive award was designed to measure performance against the four, equally weighted metrics set forth in the table below (dollars in millions):
	Driving Shareholder Value	Weighting	Threshold (50% of Bonus Target)	Target (100% of Bonus Target)	Stretch (200% of Bonus Target)	Actual Achievement	Payout
Adjusted Net Sales	Net Sales measures revenue and encourages development of consumer-relevant innovation and in-store execution to drive product sales	25%	$2,714	$2,856	$2,990	$2,991	194%
Adjusted Selling, General & Administrative (SG&A) Expense as a Percentage of Net Sales	This metric measures the overhead costs that we incur as a percentage of sales and encourages expense management	25%	16.4%	15.4%	14.4%	14.6%	176%
Adjusted Operating Profit	Operating profit measures underlying business profit and encourages selling products, generating strong gross margins and maintaining tight cost controls	25%	$425	$473	$520	$495	145%
Adjusted Free Cash Flow	Free cash flow measures the cash generated by our Company; the metric encourages execution of sales goals and expense targets as well as prudent management of capital expenditures and working capital	25%	$309	$343	$377	$204	0%
Total							128.9%
Adjustments to the actual achievement metrics vary from reported figures to address the impacts of currency and acquisitions.
Our performance target-setting philosophy is consistent with prior years, with targets tied to our annual business plan for the fiscal year and aligned with our long-term strategic plan. The performance goals for each metric are set at the beginning of the fiscal year. Each metric for the annual incentive plan reflects adjustments to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and intended to exclude certain items that the Human Capital Committee believes are not reflective of the Company’s ongoing operating performance. These items include acquisition and integration costs, unusual or non-recurring non-cash accounting impacts, and variations in the exchange rate between foreign currencies and budget exchange rates. The Human Capital Committee believes these performance metrics more accurately reflect Energizer’s underlying financial and operating results.
Bonuses increase proportionately in 1/10th of 1% increments corresponding to final results between the established goals indicated with a maximum bonus at the Stretch goal. No bonuses tied to performance are paid for results below the Threshold goal. The maximum bonus payout is capped at 200% for Company performance at, or above, the Stretch goal.
Each executive officer was assigned individual bonus targets based on individual performance and market practice information provided by the independent compensation consultant. For fiscal 2021, the following bonus targets, defined as a percentage of the individual’s base pay, were assigned as follows:
Bonus Target
A.R. Hoskins	115%
M.S. LaVigne	100%
T.W. Gorman	75%
J.J. Drabik	60%
S.K. Drath	60%
H.H. Kim	60%
Energizer Holdings, Inc. 2021 Proxy Statement 35

In connection with his promotion to Executive Vice President and Chief Financial Officer, effective October 1, 2021, Mr. Drabik’s bonus target was increased to 85% of his base salary.
Long-Term Incentive Program
Our Omnibus Incentive Plan authorizes the Human Capital Committee to grant various types of equity awards. Consistent with prior years, the Human Capital Committee grants to key executives restricted stock unit awards, with achievement of Company performance targets over three years as a condition to vesting of the majority of the award, and continued employment with the Company over the same period as a condition to vesting of the remainder of the award. See “Potential Payments Upon Termination or Change of Control”. In November 2020, the Human Capital Committee awarded three-year incentive awards with a performance-based component constituting approximately 70% of the restricted stock equivalents vesting at target achievement and a time-based component constituting approximately 30% of the award value at target of the award.
Timing and Procedures for Grants in Fiscal 2021
Other than in exceptional cases, such as promotions or new hires, long-term incentive awards are granted in the first quarter of the fiscal year (calendar quarter ending December 31), when the Human Capital Committee determines salary levels and bonus programs for the new fiscal year.
The size of equity awards granted in fiscal 2021 for our executive officers was based on several factors, including officers’ individual performance, current dilution rates, market run-rate for equity grants among our peer group, and benchmark data from our peer group provided by our independent compensation consultant.
Since Mr. Hoskins announced that he was retiring as Chief Executive Officer as of January 1, 2021, the Human Capital Committee did not provide him with an equity grant commensurate with service as CEO for a full fiscal year. As a result, the grant to Mr. Hoskins, which consisted of 70% long-term performance-based restricted stock units and 30% time-based awards, had a grant date fair value of $350,000. This was determined based on the Committee’s decision to exercise negative discretion in November 2020 to reduce the final payout amounts to the NEOs under the Annual Incentive Plan for fiscal 2020 and consider the impact of this reduction in the granting of NEO fiscal year 2021 long-term incentive awards.
Time-Based Restricted Stock Units
The number of restricted stock equivalents awarded in fiscal 2021 was based on the corresponding grant date value of the restricted stock equivalents. The restricted stock equivalent awards are stock settled at the end of the three-year period, when they convert into unrestricted shares of our common stock if and to the extent that the vesting requirements are met. The number of restricted stock equivalents granted to each executive officer is shown in the “Grants of Plan-Based Awards Table.”
Long-Term Performance Awards
In November 2020, the Human Capital Committee granted long-term equity incentive awards to our executive officers. These awards potentially vest based on performance in fiscal 2021 through 2023 based on the achievement of the two performance metrics set forth in the table below.
	Driving Shareholder Value	Weighting
Cumulative Adjusted Earnings per Share	Aligns executive officers with shareholders through a shared focus on the earnings that accrue to a shareholder in our stock	50%
Cumulative Adjusted Free Cash Flow	Measures free cash flow relative to net sales, encouraging a sustained focus on maximizing cash flow over the long term	50%
Similar to performance metrics under the Annual Incentive Program, the Human Capital Committee adopted performance metrics that use non-GAAP financial measures, which exclude certain items that the Human Capital Committee believes are not reflective of the Company’s ongoing operating performance. The Human Capital Committee believes these performance metrics more accurately reflect Energizer’s underlying financial and operating results. See Appendix A for a description and reconciliation of the non-GAAP financial measures.
The number of units granted to each NEO is shown in the “Grants of Plan-Based Awards Table.” No vesting of performance based long-term incentive awards occurs for results below the Threshold goal, and the maximum bonus payout is capped at 200% for Company performance at, or above, Stretch performance.
36 Energizer Holdings, Inc. 2021 Proxy Statement

Long-Term Shareholder Value
The results we achieved for our shareholders are consistent with the results obtained under our incentive plans. Similarly, the performance measures associated with the long-term performance incentive awards that were granted in November 2018 were measured over a three-year vesting period and were tied to cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of adjusted net sales. Based on the Company’s results over the three-year performance period ended September 30, 2021, the long-term performance incentive awards granted in fiscal 2018 paid out at 29% of target in November of 2021.
	Weighting	Threshold (50% of Target)	Target (100% of Target)	Stretch (200% of Target)	Actual Performance	Payout
Cumulative Adjusted Earnings per Share	50%	$9.42	$10.47	$11.52	$8.79	0%
Cumulative Adjusted Free Cash Flow	50%	10.3%	11.3%	12.3%	10.5%	58%
Total						29%
Executive Savings Investment Plan
Certain executive officers, including our NEOs, participate in the Company’s executive savings investment plan, our excess 401(k) plan. Under the plan, amounts that would be contributed, either by an executive or by the Company on the executive’s behalf, to the Company’s qualified defined contribution plan (the “401(k) plan”) but for limitations imposed by the IRS, are credited to the non-qualified defined contribution executive savings investment plan. The executive savings investment plan provides for immediate vesting of the Company match. Details of the executive savings investment plan, including the contributions, earnings, and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table.”
Deferred Compensation Plan
Our colleagues no longer have the opportunity to defer portions of their salary and bonus compensation under the terms of our deferred compensation plan, or to invest in the Energizer common stock unit fund within the deferred compensation plan. However, certain current and former executives who were employed by our former parent company before the Spin-Off had their account balances under our former parent company’s deferred compensation plan transferred to our deferred compensation plan. Mr. Hoskins, Mr. LaVigne and Ms. Drath have benefits under the terms of our deferred compensation plan. Details of the deferred compensation program, including the contributions, earnings, and year-end balances, are set forth in the “Non-Qualified Deferred Compensation Table.”
Pension Benefits
Pension benefits are provided under a tax qualified defined benefit plan (the “Energizer Holdings, Inc. Retirement Plan”) that is subject to maximum pay and benefit limits under the tax rules. Pension benefits are also provided under a pension restoration plan (the “Supplemental Executive Retirement Plan”) that provides a supplement to an executive’s pension benefit equal to the amount that the executive would have received but for the tax limitations. Mr. Hoskins, Mr. LaVigne, Mr. Drabik and Ms. Drath have pension benefits. Details of pension benefits under the Supplemental Executive Retirement Plan are set forth in the “Pension Benefits Table”. The plans were frozen as of December 31, 2013, and future retirement service benefits are no longer accrued under this retirement program. The freeze includes both the qualified and non-qualified plans.
The Retirement Accumulation Account that was effective from January 1, 2010, to December 31, 2013, included the future retirement benefits of the participants in our former parent company’s qualified defined benefit pension plan, including the participating NEOs, which were determined in accordance with a retirement accumulation formula. The participants received monthly credits equal to 6% of their eligible benefit earnings for each month, which amounts were credited with monthly interest equal to the 30-year Treasury rate that is reset annually. Certain older, longer-tenured participants, including the NEOs with age and years of service totaling at least 60 but not more than 74 as of December 31, 2009, received an additional monthly credit equal to 2% of eligible benefit earnings. Participants receive credit for years of service with our former parent company. Other older, longer-tenured participants with age and years of service totaling 75 or more as of December 31, 2009, received an additional monthly credit equal to 4% of their eligible benefit earnings. These transition credits were available to eligible plan participants through 2013 (or, if earlier, their termination of employment with the Company).
Energizer Holdings, Inc. 2021 Proxy Statement 37

The defined benefit plan also used the following benefit calculation formulas, all of which were frozen as of the end of calendar year 2009:
•
Pension Equity Plan (“PEP”) benefit formula. Under PEP, an executive is entitled to a benefit (payable in lump sum or as a monthly annuity) based on five-year average annual earnings, which were multiplied by “pension equity credits” earned with years of service. The benefit was subject to a three-year vesting period. PEP was applied to Mr. Hoskins, Mr. Drabik and Ms. Drath.

•
PensionPlus Match Account (“PPMA”). The PPMA generally provided a 325% match under our retirement plan to those participants who made an after-tax contribution of 1% of their annual earnings to our 401(k) plan. To the extent an officer’s PPMA benefit was unavailable due to the IRC limits, the benefit was restored under our excess savings investment plan and not the pension restoration plan for executives. The benefit was generally subject to a three-year vesting requirement. The PPMA benefit was available through the end of the calendar year 2009 for Mr. Hoskins, Mr. Drabik and Ms. Drath.

Perquisites
We offer a limited number of perquisites for our executive officers. The only perquisite is the executive financial planning program, which provides reimbursement for 80% of the costs incurred for qualifying financial planning, legal, and tax preparation services up to a maximum of $8,000 in the first calendar year the executive is employed by the Company and $6,000 in subsequent calendar years. This benefit partially offsets costs incurred by our executive officers in connection with their regulatory compliance obligations as public company executives. We regularly review the benefits provided to our executives and make appropriate modifications based on peer group analysis and the Human Capital Committee’s evaluation of the retentive value of these benefits.
Severance and Other Benefits Following a Change of Control
We have not entered into employment agreements with our executives. However, the Human Capital Committee approved an executive severance plan and change of control agreements for each of our executive officers, as discussed under “Potential Payments upon Termination or Change of Control” to align with the market practice of using pre-defined termination programs for NEOs.
The change of control agreements are designed to provide executives with increased security in the event of a change of control. The Human Capital Committee annually reviews the cost and terms of the agreements with input provided by Mercer LLC. We believe that the retention value provided by the agreements, and the benefit to us when the executive is provided the opportunity to focus on the interests of shareholders and not the executive’s own personal financial interests, outweighs the potential cost, given that:
•	the protections are common among companies of our size, and allow us to offer a competitive compensation package;
•	the costs will be triggered only if the new controlling entity involuntarily terminates the impacted executives, or the executives resign for good reason, during the protected period;
•	the agreements include non-compete and non-solicitation covenants binding on the executives, which can provide significant considerations to completion of a potential transaction; and
•
the individuals who have agreements are carefully selected by the Board of Directors, and we believe these executives are critical to the process of evaluating or negotiating a potential change of control transaction or in the operation of our business during the negotiations or integration process, so that their retention would be critical to the success of a transaction.

We do not permit tax gross-up payments relating to severance payments for change of control employment agreements entered into with our executive officers.
A description of the projected cost, if a change of control were to have occurred on the last day of fiscal 2021 and all of the NEOs were terminated on that date, is provided under “Potential Payments upon Termination or Change of Control”.
38 Energizer Holdings, Inc. 2021 Proxy Statement

Retirement Transition Agreements
Alan R. Hoskins
In November 2020, the Company entered into, a Retirement Transition Agreement with Mr. Hoskins (the “Hoskins Retirement Agreement”), as well as granted him restricted stock units having a grant-date value of $350,000, in connection with Mr. Hoskins’ support of a successful CEO transition, and service as a Special Advisor to the Company during the Hoskins Transition Period (defined below). The Hoskins Retirement Agreement, among other things, provides for the following:
•
Mr. Hoskins remained employed by the Company as a Special Advisor to support the CEO leadership transition by providing advice, guidance and assistance for the period from January 1, 2021, until his retirement as an employee on September 30, 2021 (the “Hoskins Transition Period”), continued to receive his base salary and other benefits;

•
Since Mr. Hoskins announced his retirement as Chief Executive Officer as of January 1, 2021, the Human Capital Committee did not provide him with an equity grant commensurate with service as CEO for a full fiscal year. As a result, the grant to Mr. Hoskins, which consisted of 70% long-term performance-based restricted stock units and 30% time-based awards, had a grant date fair value of $350,000. This was determined based on the Committee’s decision to exercise negative discretion in November 2020 to reduce the final payout amounts to the NEOs under the Annual Incentive Plan for fiscal 2020 and consider the impact of this reduction in the granting of NEO fiscal year 2021 long-term incentive awards.

•
All of Mr. Hoskins’ unvested time-based restricted stock equivalents and RSUs remained outstanding during the Hoskins Transition Period and following his retirement vest according to their original vesting dates;

•
All of Mr. Hoskins’ unvested performance-linked restricted stock equivalents (granted under the 2015 Plan) and RSUs (granted under the Omnibus Incentive Plan) will remain outstanding during the Hoskins Transition Period and following his retirement and will vest according to the Company’s financial results for applicable periods and subject to certain additional conditions;

•
Mr. Hoskins did not participate in the Executive Officer Bonus Plan during fiscal year 2021; however, he was eligible to receive a transitional cash bonus equal to 115% of his base salary for fiscal year 2021, which was equivalent to the target annual bonus that would have been payable under the terms of the Annual Incentive Plan had Mr. Hoskins been a participant for fiscal year 2021; and

•	Mr. Hoskins’ Change of Control Employment Agreement, dated July 1, 2015, continued through, and was terminated as of, his Retirement Date.
The Hoskins Retirement Agreement also contains customary confidentiality, cooperation and non-disparagement provisions, which are perpetual, and non-competition and non-solicitation provisions, which expire on September 30, 2024 (or the date falling three years after the end of the Hoskins Transition Period, whichever is sooner), as well as a mutual release of claims between the Company and Mr. Hoskins.
Timothy W. Gorman
In June 2021, the Company entered into a Retirement Transition Agreement with Mr. Gorman (the “Gorman Retirement Agreement”) in connection with Mr. Gorman’s support of a successful CFO transition, and service as a Special Advisor to the Company during the Gorman Transition Period (defined below). The Gorman Retirement Agreement, among other things, provides for the following:
•
Mr. Gorman will remain employed by the Company as a Special Advisor to support the CFO leadership transition for the period from October 1, 2021, through December 31, 2021 (the “Gorman Transition Period”), and continue to receive his base salary and other benefits;

•
Mr. Gorman’s unvested time-based RSUs will remain outstanding during the Gorman Transition Period, and, following Mr. Gorman’s retirement, time-based RSUs granted in fiscal 2020 and 2021 will vest in full on the originally scheduled vesting dates;

•
Mr. Gorman’s unvested performance-linked RSUs granted in fiscal 2020 and 2021 will remain outstanding during the Gorman Transition Period, and, following his retirement, those RSUs will vest on a pro-rata basis (based on the number of completed months of service in the three-year performance period) according to the Company’s financial results for applicable periods and subject to certain additional conditions;

•	Mr. Gorman is not participating in the Executive Officer Bonus Plan during fiscal year 2022; however, he will be eligible
Energizer Holdings, Inc. 2021 Proxy Statement 39

to receive a transitional cash bonus equal to 75% of his base salary for fiscal year 2022, which is equivalent to the target annual bonus that would have been payable under the terms of the Annual Incentive Plan had Mr. Gorman been a participant for fiscal year 2022, pro rated based on the number of full months of employment during the Gorman Transition Period;
•
If the Company terminates Mr. Gorman’s services without cause prior to December 31, 2021, he will remain entitled to the same bonus payment and vesting of the time-based and performance-linked RSUs that he would have received if he had continued to serve as Special Advisor until his retirement date; and

•
Mr. Gorman’s Change of Control Employment Agreement, dated July 1, 2015, was terminated and he is not entitled to duplicate payments or benefits under such agreement and the Gorman Retirement Agreement.

The Gorman Retirement Agreement also contains customary confidentiality, cooperation and non-disparagement provisions, which are perpetual, and non-competition and non-solicitation provisions, which expire on December 31, 2023 (or the date falling two years after the end of the Transition Period, whichever is sooner), as well as a mutual release of claims between the Company and Mr. Gorman.
40 Energizer Holdings, Inc. 2021 Proxy Statement

HUMAN CAPITAL COMMITTEE REPORT

The Human Capital Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Human Capital Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended September 30, 2021.

Submitted by the Human Capital Committee members of the Board:

Cynthia J. Brinkley — Chair Bill G. Armstrong Rebecca D. Frankiewicz Kevin J. Hunt Nneka L. Rimmer
Energizer Holdings, Inc. 2021 Proxy Statement 41

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Base Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Comp. (2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (3)	All Other Compensation (4)	Total
Mark S. LaVigne President and Chief Executive Officer	2021	$884,842	$0	$3,850,020	$0	$1,140,426	$2,266	$81,181	$5,958,735
	2020	$674,170	$0	$1,770,074	$0	$538,893	$3,609	$76,728	$3,063,474
	2019	$588,024	$0	$1,320,077	$0	$574,492	$5,023	$77,494	$2,565,110
Alan R. Hoskins Former Chief Executive Officer (5)	2021	$1,060,900	$0	$350,009	$0	$1,572,625	$38,597	$146,179	$3,168,310
	2020	$1,055,750	$0	$4,243,626	$0	$1,214,111	$50,564	$154,762	$6,718,813
	2019	$1,025,000	$0	$4,120,076	$0	$1,439,530	$72,162	$158,150	$6,814,918
Timothy W. Gorman Chief Financial Officer	2021	$578,448	$0	$1,120,059	$0	$559,215	$0	$60,142	$2,317,864
	2020	$575,640	$0	$1,000,049	$0	$431,730	$0	$63,029	$2,070,448
	2019	$554,667	$0	$1,000,090	$0	$508,024	$0	$76,837	$2,139,618
John J. Drabik Senior Vice President, Corporate Controller	2021	$368,333	$0	$506,046	$0	$284,858	$3,684	$34,518	$1,197,439
	2020	$337,253	$0	$400,055	$0	$202,259	$4,593	$32,372	$976,531
Susan K. Drath Chief Human Capital Officer (6)	2021	384,326	$0	$512,837	$0	$297,234	$10,478	$40,966	$1,245,841
Hannah H. Kim Former Chief Legal Officer and Corporate Secretary (7)	2021	$383,514	$0	$664,041	$0	$0	$0	$35,986	$1,083,541
	2020	$384,314	$0	$520,045	$0	$230,062	$0	$16,134	$1,150,555
(1)
The amounts listed in the column for fiscal 2021 include a performance-based restricted stock equivalent grant awarded on November 16, 2020 to the executive officers. The value of the performance-based award reflects the most probable outcome award value at the date of its grant in accordance with FASB ASC Topic 718. The award was valued based on the grant date fair value of $42.98 for all executives with the exception of Mr. Hoskins. Mr. Hoskins award was granted on November 20, 2020 with a grant date fair value of $41.26. Refer to Note 8, Share-Based Payments of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended September 30, 2021 for further discussion. The Company records estimated expense for the performance-based awards based on target achievement for the three-year period unless evidence exists that a different outcome is likely to occur. Following is the maximum award value, if paid, for the performance-based awards granted in fiscal 2021, based on the grant date fair value, M. LaVigne—$5,390,036; A. Hoskins—$490,004; T. Gorman—$1,568,082; J. Drabik—$708,482; Drath—$717,938; and H. Kim—$929,658. The grant date fair value of the performance-based awards included in the table is as follows:

Mr. LaVigne $2,695,018	Mr. Gorman, $784,041	Ms. Drath, $358,969
Mr. Hoskins, $245,002	Mr. Drabik, $354,241	Ms. Kim, $464,829
The amounts listed in the column for fiscal 2021 also include time-based restricted stock equivalent awards granted by the Human Capital Committee in November 2020 that vest over three years assuming that the officer remains employed with the Company. The award was granted using grant date fair value of the awards as follows:
Mr. LaVigne, $1,155,002	Mr. Gorman, $336,018	Ms. Drath, $153,868
Mr. Hoskins, $105,007	Mr. Drabik, $151,805	Ms. Kim, $199,212
Ms. Kim forfeited all her unvested equity awards upon her departure from the Company.
(2)	The amounts reported in this column reflect annual incentive awards earned by the NEOs during the fiscal year under the applicable annual incentive plan.
(3)
The amounts reported in this column consist of aggregate changes in the actuarial present value of accumulated benefits under the applicable retirement plan and the supplemental executive retirement plan, our pension restoration plan, which are our applicable defined benefit pension plans. To the extent that payments under the qualified retirement plan exceed limitations imposed by the IRS, the excess will be paid under the terms of the non-qualified supplemental executive retirement plan.

(4)	The amounts reported in this column with respect to fiscal 2021 consist of the following:
(i)	Company matching contributions in our 401(k) plan:
Mr. LaVigne, $17,700	Mr. Gorman, $16,631	Ms. Drath, $17,588
Mr. Hoskins, $17,100	Mr. Drabik, $16,998	Ms. Kim, $13,998
(ii)	Company matching contributions in our executive savings investment plan:
Mr. LaVigne, $57,481	Mr. Gorman, $43,511	Ms. Drath, $17,618
Mr. Hoskins, $119,401	Mr. Drabik, $15,606	Ms. Kim, $21,988
These amounts include benefits which were accrued by the NEOs in our executive savings investment plan in lieu of the pension plus match account in our retirement plan due to certain limits imposed by the IRC on accruals in our retirement plan.
42 Energizer Holdings, Inc. 2021 Proxy Statement

(iii)	The incremental cost to the Company of the following perquisites provided to the executive officers:
Executive Financial Planning Program. We reimburse the executives for 80% of the cost of personal financial advisory services, up to certain annual maximums. During fiscal 2021, the following reimbursement payments were made:
Mr. LaVigne, $6,000	Mr. Drabik, $1,914
Mr. Hoskins, $6,000	Ms. Drath, $5,760
(iv)	Legal Fees in connection with Mr. Hoskins’ transition agreement, $3,678.
The above list of perquisites does not include any contributions made by our charitable foundation which may have been made at the request of any of the NEOs. The directors of that foundation, all of whom are colleagues of the Company, review requests for contributions to charitable organizations from colleagues, officers and the community at large, and, in their sole discretion, authorize contributions in accordance with the purposes of the foundation. Executive officers are also eligible to participate in the charitable foundation matching gift program, which is generally available to U.S. colleagues. Under this program, the foundation matches 100% of charitable donations of a minimum of $25 made to eligible charities, up to a maximum of $5,000 per year for each individual.
Dividend Equivalent Payments Not Included. Holders of restricted stock equivalents have the right to receive cash dividend equivalent payments on restricted stock equivalents but only if the underlying restricted stock equivalents vest. The amounts of such dividends are reflected in the closing price of Energizer Holdings, Inc. common stock on the NYSE (or the common stock of our former parent company prior to the Spin-Off) and are included in the grant date fair value for the restricted stock equivalent grants.
(5)
Mr. Hoskins retired as the Company’s Chief Executive Officer effective January 1, 2021. For additional information regarding Mr. Hoskins’ compensation, see “Compensation Discussion and Analysis—Retirement Transition Agreements.” Mr. LaVigne succeeded Mr. Hoskins as CEO on January 1, 2021.

(6)	Ms. Drath is an NEO for the first time based on her fiscal 2021 compensation. As a result, compensation information for prior fiscal years is not required to be presented.
(7)	Ms. Kim left the Company in July 2021.
EQUITY COMPENSATION PLAN INFORMATION
The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of September 30, 2021:
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1), and as Noted Below) (3)
Equity compensation plans approved by security holders	1,310,673	N/A	7,174,780
Equity compensation plans not approved by security holders	None	N/A	None
Total	1,310,673	N/A	7,174,780
(1)
The number of securities to be issued upon exercise of outstanding options, warrants and rights shown above, as of September 30, 2021, includes 1,310,673 restricted stock equivalents which have been granted under the terms of the 2015 or Omnibus Plans (including our former parent company stock awards reissued and converted into Energizer stock awards in connection with the Spin-Off). This number reflects target payout on performance awards. If the awards were to pay out at stretch, the number of securities to be issued upon issuance would be 1,993,380. As of December 7, 2021, of the outstanding stock equivalents granted, approximately 190,000 have vested and converted into outstanding shares of our common stock. An additional approximately 713,000 restricted stock equivalents have been granted, including approximately 393,000 performance shares granted at target payout.

(2)	The weighted average exercise price does not take into account securities which will be issued upon conversion of outstanding restricted stock equivalents.
(3)
This number only reflects securities available under the Omnibus Incentive Plan. Under the terms of that plan, any awards other than options, phantom stock options or stock appreciation rights are to be counted against the reserve available for issuance in a 2 to 1 ratio. This number reflects the target equivalents that could potentially be paid out. If payout numbers were at stretch, the number of shares available for issuance would be 5,809,366.

GRANTS OF PLAN-BASED AWARDS
Awards to the NEOs, and to other key executives, were made in fiscal 2021 under two separate plans or programs:
•
potential cash awards under our annual cash incentive program, dependent upon achievement of performance measures established at the beginning of the fiscal year, as described in more detail in “Annual Incentive Program;” and

•
three-year restricted stock equivalent awards under the terms of our Omnibus Plan, which include a performance component and a time-vesting component, as described in more detail in “Long-Term Incentive Program.”

Energizer Holdings, Inc. 2021 Proxy Statement 43

GRANTS OF PLAN-BASED AWARDS TABLE

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)
Name	Type of Award	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
M.S. LaVigne
	Bonus: Annl.Perf.(1)	11/16/20	$442,421	$884,842	$1,769,684	—	—	—	—	—	—	—
	Perf. Award(2)	11/16/20	—	—	—	31,352	62,704	125,408	—	—	—	$2,695,018
	Perf. Awd:Time Based(3)	11/16/20	—	—	—	—	—	—	26,873	—	—	$1,155,002
A.R. Hoskins
	Bonus: Annl.Perf.(1)	11/16/20	$610,018	$1,220,035	$2,440,070	—	—	—	—	—	—	—
	Perf. Award(2)	11/16/20	—	—	—	2,969	5,938	11,876	—	—	—	$245,002
	Perf. Awd:Time Based(3)	11/16/20	—	—	—	—	—	—	2,545	—	—	$105,007
T.W. Gorman
	Bonus: Annl.Perf.(1)	11/16/20	$216,918	$433,836	$867,672	—	—	—	—	—	—	—
	Perf. Award(2)	11/16/20	—	—	—	9,121	18,242	36,484	—	—	—	$784,041
	Perf. Awd:Time Based(3)	11/16/20	—	—	—	—	—	—	7,818	—	—	$336,018
J.J. Drabik
	Bonus: Annl.Perf.(1)	11/16/20	$110,500	$221,000	$442,000	—	—	—	—	—	—
	Perf. Award(2)	11/16/20	—	—	—	4,121	8,242	16,484	—	—	—	$354,241
	Perf. Awd:Time Based(3)	11/16/20	—	—	—	—	—	—	3,532	—	—	$151,805
S. K. Drath
	Bonus: Annl.Perf.(1)	11/16/20	$115,298	$230,596	$461,191	—	—	—	—	—	—	—
	Perf. Award(2)	11/16/20	—	—	—	4,176	8,352	16,704	—	—	—	$358,969
	Perf. Awd:Time Based(3)	11/16/20	—	—	—	—	—	—	3,580	—	—	$153,868
H.H. Kim
	Bonus: Annl.Perf.(1)	11/16/20	$133,993	$267,985	$535,971	—	—	—	—	—	—	—
	Perf. Award(2)	11/16/20	—	—	—	5,408	10,815	21,630	—	—	—	$464,829
	Perf. Awd:Time Based(3)	11/16/20	—	—	—	—	—	—	4,635	—	—	$199,212
(1)
These amounts represent the estimated possible payouts of annual cash awards for fiscal 2021 under our annual cash incentive program for each of our NEOs. The actual amounts earned under the annual cash bonus program for fiscal 2021 are disclosed in the “Summary Compensation Table” above as part of the column entitled “Non-Equity Incentive Plan Compensation.”

(2)
Vesting of these restricted stock equivalents (the performance-linked component), awarded under the three-year performance awards, is subject to achievement of pre-established performance criteria for cumulative adjusted earnings per share and cumulative adjusted free cash flow as a percentage of net sales over the three-year period commencing October 1, 2020, the beginning of our fiscal 2021. See “Long-Term Incentive Program”.

(3)
These restricted stock equivalents (the time-vesting component) will vest three years from the date of grant if the executive officer remains employed with us at that time. The grant date fair value of the amount calculated in accordance with accounting guidance is included in the “Stock Awards” column of the “Summary Compensation Table”.

(4)
These amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the three-year performance awards, the value includes the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, applying the same valuation model and assumptions applied for financial reporting purposes, excluding forfeiture assumptions. These amounts may not correspond to the actual value realized by the NEOs. These amounts include awards granted at target. For the three-year time-vesting awards, these amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. The value includes 100% of such awards, with no reduction for potential forfeiture.

Ms. Kim’s grants and bonus eligibility were forfeited upon her departure from the Company in July 2021.
For further discussion regarding the fiscal year 2021 grants under our annual incentive program see “Annual Incentive Program” and for further discussion regarding the timing and procedures for the fiscal year 2021 grants of performance-based and time-based long-term incentive awards, See “Long-Term Incentive Program.”
44 Energizer Holdings, Inc. 2021 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table and footnotes set forth information regarding outstanding restricted stock equivalent awards, as of September 30, 2021, for the NEOs. All such awards are in the form of restricted stock equivalents or units, the vesting of which is, for performance-based awards subject to the achievement of cumulative financial metrics over a three-year period, and, for time-based awards, generally over a three-year period, subject to acceleration of vesting in certain limited circumstances as contemplated under our equity incentive plans. See “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Program.”

	Stock Awards
Name	Grant Date (1)(2)(3)(4)	Number of Shares or Units of Stock That Have Not Vested (#)(5)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)(9)(10)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
M.S. LaVigne	11/12/2018	6,573	$256,676	4,448	$173,694
	11/11/2019	12,321	$481,135	14,374	$561,305
	11/16/2020	26,873	$1,049,391	31,352	$1,224,296
Total		45,767	$1,787,202	50,174	$1,959,295
A.R. Hoskins	11/12/2018	20,515	$801,111	13,882	$542,092
	11/11/2019	29,538	$1,153,459	34,461	$1,345,702
	11/16/2020	2,545	$99,382	2,969	$115,939
Total		52,598	$2,053,952	51,312	$2,003,733
T.W. Gorman	11/12/2018	4,980	$194,469	3,370	$131,599
	11/11/2019	6,961	$271,827	5,640	$220,242
	11/16/2020	7,818	$305,292	3,294	$128,631
Total		19,759	$771,588	12,304	$480,472
J.J. Drabik	11/12/2018	1,245	$48,617	843	$32,919
	11/11/2019	2,785	$108,754	3,249	$126,873
	11/16/2020	3,532	$137,925	4,121	$160,925
Total		7,562	$295,296	8,213	$320,717
S.K. Drath	11/12/2018	1,494	$58,341	1,011	$39,480
	11/11/2019	2,367	$92,431	2,762	$107,857
	11/16/2020	3,580	$139,799	4,176	$163,073
Total		7,441	$290,571	7,949	$310,410
H.H. Kim(11)		—	—	—	—
Total		—	—	—	—
(1)	Restricted stock equivalents granted on 11/12/2018 vested on 11/12/2021.
(2)	Restricted stock equivalents granted on 11/11/2019 vest on 11/11/2022.
(3)	Restricted stock equivalents granted on 11/16/2020 vest on 11/16/2023.
(4)
Performance-based restricted stock equivalent awards each vest on the date the Human Capital Committee certifies the results of the third fiscal year of the performance period for the respective award.

(5)
Pursuant to Mr. Hoskins’ Retirement Transition Agreement, his 2019, 2020 and 2021 Time-Based Restricted Stock awards continue to vest and become payable pursuant to the terms of the applicable award agreement as though he remained employed by Energizer until the applicable vesting dates.

(6)
Pursuant to Mr. Gorman’s Retirement Transition Agreement, his awards under the fiscal year 2020 and 2021 Time-Based Restricted Stock Equivalent Award Agreements shall continue to vest and become payable pursuant to the terms of the applicable award agreement as though he remained employed by Energizer until the applicable vesting date.

(7)
The market value of awards that have not vested was determined by multiplying $39.05, the closing market price per share of the Company’s stock on September 30, 2021, by the number of restricted stock equivalents.

(8)
Performance-based restricted stock equivalent awards granted on 11/12/2018 vested on November 12, 2021, the date the Human Capital Committee certified the results of fiscal 2021, the last period of the performance period for such awards, at 29%. Performance-based restricted stock equivalent awards granted 11/11/2019 and 11/16/2020 reflect the number of share equivalents calculated based on achieving performance goals at the threshold level.

(9)
Pursuant to Mr. Hoskins’ Retirement Transition Agreement, his 2019, 2020 and 2021 Performance-Based Restricted Stock awards continue to vest and become payable pursuant to the terms of the applicable award agreement as though he remained employed by Energizer until the applicable vesting date.

(10)
Pursuant to Mr. Gorman’s Retirement Transition Agreement, he is to receive a pro rata portion of his fiscal year 2020 and 2021 performance-based restricted stock equivalent awards calculated by multiplying the total number of performance restricted stock equivalents granted under the applicable award agreement by a fraction, the numerator of which is the total number of completed months Colleague is employed during the performance period and the denominator of which is 36. The Performance Pro-Rata Portion shall be paid pursuant to the terms and conditions of the applicable award agreement.

(11)	Ms. Kim forfeited all unvested equity awards upon her departure from the Company.
Energizer Holdings, Inc. 2021 Proxy Statement 45

STOCK VESTED TABLE

	Stock Awards
Name	Number of Shares Acquired on Vesting (1)(2)(3)(4)	Value Realized on Vesting ($)
M.S. LaVigne	36,764	$1,573,218
A.R. Hoskins	111,405	$4,767,281
T. W. Gorman	23,675	$1,013,109
J.J. Drabik	6,964	$298,006
S.K. Drath	8,775	$375,502
H.H. Kim	764	$31,721
(1)
On November 16, 2020, 133% of the performance-based restricted stock equivalent awards granted in fiscal 2018 vested in accordance with the terms of the award agreements. The number of equivalents that vested for each executive officer at a market price of $42.98 is as follows: Mr. LaVigne, 27,804, Mr. Hoskins, 84,255; Mr. Gorman, 17,905; Mr. Drabik, 5,267; and Ms. Drath, 6,636.

(2)
On November 13, 2020, 100% of the time-based restricted stock equivalent awards granted in fiscal 2018 vested in accordance with the terms of the award agreements. The number of equivalents that vested for each executive officer at a market price of $42.21 is as follows: Mr. LaVigne, 8,960, Mr. Hoskins, 27,150; Mr. Gorman, 5,770; Mr. Drabik, 1,697; and Ms. Drath, 2,139.

(3)	On June 25, 2021, 25% of the time-based restricted stock equivalent award granted on June 25, 2018 to Ms. Kim vested. A total of 504 equivalents vested at a market price of $42.20.
(4)	On November 12, 2020, 25% of the time-based restricted stock equivalent award granted on November 12, 2018 to Ms. Kim vested. A total of 260 equivalents vested at a market price of $40.20.
46 Energizer Holdings, Inc. 2021 Proxy Statement

PENSION BENEFITS TABLE

Name	Plan Name (1)	Number of Years Credited Service (#)(2)(3)(4)	Present Value of Accumulated Benefit ($)(5)	Payments During Last Fiscal Year ($)
M.S. LaVigne	Energizer Retirement Plan	4	$88,952	$0
	Supplemental Executive Retirement Plan	4	$87,099	$0
A.R. Hoskins	Energizer Retirement Plan	31	$1,161,638	$0
	Supplemental Executive Retirement Plan	30	$1,372,091	$0
T.W. Gorman	Energizer Retirement Plan	—	$0	$0
	Supplemental Executive Retirement Plan	—	$0	$0
J.J. Drabik	Energizer Retirement Plan	12	$218,411	$0
	Supplemental Executive Retirement Plan	4	$6,516	$0
S.K. Drath	Energizer Retirement Plan	22	$547,995	$0
	Supplemental Executive Retirement Plan	4	$17,447	$0
H.H. Kim	Energizer Retirement Plan	—	$0	$0
	Supplemental Executive Retirement Plan	—	$0	$0
(1)
The Energizer Retirement Plan is frozen. It includes several benefit formulas applicable at different periods, as explained in the “Compensation Discussion and Analysis”. One formula was the Retirement Accumulation Account, a cash balance benefit effective from January 1, 2010 through December 31, 2013 when the entire plan was frozen. This applies to four executives. Two prior formulas, the Pension Equity Plan and the PensionPlus Match Account, were frozen as of December 31, 2009. Mr. Hoskins’, Mr. Drabik’s and Ms. Drath’s benefit values also includes these two additional formulas. The Supplemental Executive Retirement Plan was also frozen as of December 31, 2013. The plan provided benefits based on the same formulas as the Energizer Retirement Plan (with the exception of the PensionPlus Match Account) but reflected compensation above the maximum compensation limit.

(2)
The number of years of credited service shown for each executive reflects years of actual service prior to the pension plan being frozen, which are less than each executive’s actual years of service with the Company. For Mr. Hoskins 14 of the years shown were with Edgewell, our former parent company, and the remainder were with Ralston Purina Company, Edgewell’s former parent. Mr. Hoskins’ service in the Supplemental Executive Retirement Plan is less than his years under the Energizer Retirement Plan due to a one-time action by the Human Capital Committee in February of 2009. In order to reduce cash outlays and bolster the Company’s compliance with its debt covenants, accrual of benefits for officers in the Supplemental Executive Retirement Plan were suspended for the calendar year, and in lieu of those and other benefits, Mr. Hoskins was granted a 2009 performance award.

(3)	Mr. LaVigne’s and Mr. Drabik’s years of service credited in the Energizer Retirement Plan were with Edgewell, our former parent company.
(4)	For Ms. Drath, 14 years of service shown were with Edgewell, our former parent company, and the remainder were with Ralston Purina Company, Edgewell’s former parent.
(5)
The value of benefits shown equal the account balances under the plans and benefit formulas in which the named executive officer participates. The account balances grow with a monthly interest credit based on the 30-year Treasury rate reset annually. The value is available on termination without reduction. Assumptions used in the valuations are set forth in “Note 14, Pension Plans” of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for year ended September 30, 2021.

Energizer Holdings, Inc. 2021 Proxy Statement 47

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
M.S. LaVigne	Def’d Comp. Plan	$0	$0	$19,990	$0	$635,486
	Exec. S.I.P.	$85,424	$57,481	$623,280	$0	$2,664,662
	Total	$85,424	$57,481	$643,270	$0	$3,300,148
A.R. Hoskins	Def’d Comp. Plan	$0	$0	$170,006	$0	$5,404,613
	Exec. S.I.P.	$136,501	$119,401	$750,772	$0	$3,603,520
	Total	$136,501	$119,401	$920,778	$0	$9,008,133
T.W. Gorman	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$60,611	$43,511	$150,247	$0	$763,243
	Total	$60,611	$43,511	$150,247	$0	$763,243
J.J. Drabik	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$34,236	$15,606	$60,599	$0	$449,915
	Total	$34,236	$15,606	$60,599	$0	$449,915
S.K. Drath	Def’d Comp. Plan	$0	$0	$18,848	$0	$599,202
	Exec. S.I.P.	$35,238	$17,618	$64,655	$0	$509,807
	Total	$35,238	$17,618	$83,503	$0	$1,109,009
H.H. Kim	Def’d Comp. Plan	$0	$0	$0	$0	$0
	Exec. S.I.P.	$36,815	$21,988	$6,532	$0	$84,604
	Total	$36,815	$21,988	$6,532	$0	$84,604
(1)	The officer contributions to our executive savings investment plan during fiscal 2021 consist of deferrals of salary earned with respect to fiscal 2021.
(2)
Contributions and accruals to our executive savings investment plan consist of Company contributions which would have otherwise been contributed to the 401(k) plan but for limitations imposed by the IRS. These amounts, in their entirety, are included in the All Other Compensation column of the “Summary Compensation Table”.

(3)	Aggregate earnings/(losses) shown in this column consist of:
–
amounts credited to each executive under the investment options of each of the plans, reflecting actual earnings, including appreciation and depreciation, on investment funds offered under our qualified 401(k) plan with returns during fiscal 2021 ranging from -.91% to 50.55%; and

–	in the case of the prime rate option of our deferred compensation plan, interest at the prime rate, quoted by the Wall Street Journal was 3.25%.
(4)
Of the aggregate balances shown in this column with respect to the executive savings investment plan, the following amounts were previously reported as compensation in the “Summary Compensation Table” of our proxy statement for our 2021 Annual Shareholders’ Meeting:

–	Mr. LaVigne: $ 307,292
–	Mr. Hoskins: $ 696,030
–	Mr. Gorman: $ 164,287
–	Mr. Drabik: $ 13,707
–	Ms. Kim: $ 21,988
We have adopted several plans or arrangements that provide for the deferral of compensation on a basis that is not tax-qualified.
Deferred Compensation Plan — Under the terms of our deferred compensation plan, an unfunded, non-qualified plan that assumed the liabilities under our former parent’s plan in connection with the Spin-Off, prior to January 1, 2013, executives could elect to have up to 100% of their annual cash incentive award deferred until their retirement or other termination of employment, or for a shorter, three-year period (at the executive’s election, in advance). All funds are invested in the Prime Rate fund, which credits account balances on a daily basis, at the prime rate quoted by The Wall Street Journal as of the first business day of the given quarter. For fiscal 2021, the rate credited under this fund was 3.25%. Balances in the plan are vested and may be paid out in a lump sum in cash six months following termination, or in five-or 10-year increments commencing the year following termination of employment, as previously elected by the participant.
Executive Savings Investment Plan — Under the terms of our executive savings investment plan, our excess 401(k) plan, amounts that would be contributed, either by an executive or by us on the executive’s behalf, to the 401(k) plan but for limitations imposed by the IRC, are credited to the non-qualified executive savings investment plan. Under that plan,
48 Energizer Holdings, Inc. 2021 Proxy Statement

executives may elect to defer their contributions into any of the measurement fund options which track the performance of the Vanguard investment funds offered under our 401(k) plan. Deferrals and vested Company contributions may be transferred to different investment options at the executive’s discretion. Deferrals in the executive savings investment plan, adjusted for the net investment return, are paid out in a lump sum payment, or in five or 10 annual installments, following retirement or other termination of employment, as previously elected by the participant.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
We have not entered into general employment agreements with any of our NEOs, and the only agreements that we have entered into with our NEOs are the Retirement Transition Agreements with Mr. Hoskins and Mr. Gorman. See “Retirement Transition Agreements” above. We have adopted an executive severance plan providing for certain benefits in connection with a qualifying termination, as described below. We have also entered into change of control employment agreements with our NEOs and certain of our other key employees which provide for severance compensation, acceleration of vesting and a lump sum payout in lieu of a continuation of benefits upon qualified termination of employment following a change of control. Additionally, our equity plans provide for acceleration of vesting of certain awards in the event of certain terminations of employment.
The information below reflects the value of acceleration or incremental compensation which each executive officer would receive upon the termination of his or her employment or upon a change of control. Because the value of awards and incremental compensation depend on several factors, actual amounts can be determined only at the time of the event.
The information is based on the following assumptions:
•
the event of termination (death, permanent disability, involuntary termination without cause, or voluntary termination), or a change of control of the Company, occurred on September 30, 2021, the last day of our fiscal year;

•	the closing price of our common stock on the last trading day of the fiscal year was $39.05; and
•	a termination on that date.
The information does not reflect benefits that are provided under our plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried colleagues—such as amounts accrued under our 401(k) plan, accumulated and vested benefits under our retirement plans (including our pension restoration plan and executive savings investment plan), health, welfare and disability benefits, and accrued vacation pay. For amounts accrued under retirement plans, see “Pension Benefits Table”.
The information also does not include amounts under our deferred compensation plan or executive savings investment plan that would be paid, as described in the “Non-Qualified Deferred Compensation Table”, except to the extent that an executive officer is entitled to an accelerated benefit as a result of the termination.
Executive Severance Plan
Our executive severance plan provides benefits to our senior executives, including each of the continuing NEOs, in the event of a “qualifying termination” as defined in the plan, which means an involuntary termination without “cause” or a voluntary termination as a result of “good reason.” Post-termination benefits for the senior executives consist of:
•	A lump sum payment of one or two times his or her annual base salary at the time of the qualifying termination, which will be two times for Mr. LaVigne and one time for Mr. Drabik and Ms. Drath;
•
For the Chief Executive Officer and the Chief Financial Officer, a pro-rata bonus payment based on the number of days during the bonus year the participant was employed and the amount of annual bonus which the participant would have received if he had remained employed, based on actual Company performance. Other NEOs are not entitled to a pro rata bonus under the executive severance plan; and

•	Outplacement services for up to 12 months for each of the NEOs.
The payment of benefits under the plan is conditioned upon the executive officer executing a general release in favor of the Company, as well as confidentiality, non-solicitation, non-disparagement and non-competition obligations as set forth in the release. In addition, no benefits will be paid to the extent duplicative of benefits under a change of control or similar agreement with the Company.
If an executive officer is terminated for one of the following events,
•	an involuntary termination of an employee’s employment without “cause”; or
•	a voluntary termination of employment by an employee as a result of “good reason”,
Energizer Holdings, Inc. 2021 Proxy Statement 49

then the following payments will be made in accordance with the Executive Severance Plan:

Name	Lump Sum Severance Payment	Outplacement Services	Pro-Rata Bonus Payment
M.S. LaVigne	2x Base Salary	Up to 12 months
Determined by multiplying the amount the executive officer would have received for the year of termination based upon actual Company performance by a fraction, the numerator is the days in the bonus year during which the executive officer was employed and the denominator is the days in the bonus year.

J.J. Drabik	1x Base Salary		No Pro-Rata Bonus Payment
S.K. Drath	1x Base Salary
Mr. Hoskins and Mr. Gorman are not eligible for a payment under the Executive Severance Plan pursuant to the terms of the Hoskins Retirement Agreement and Gorman Retirement Agreement. No benefit will be paid to an employee under the plan to the extent that benefits would otherwise be paid to the employee under the terms of a Change of Control Employment Agreement (or other similar agreement).
Ms. Kim received no payments or benefits in connection with her voluntary termination in July 2021.
Assuming the qualifying termination was as of September 30, 2021, each of our other executive officers would have received the following payments:

Name	Lump Sum Severance Payment	Outplacement Services	Pro- Rata Bonus Payment	Total
M.S. LaVigne	$1,850,000	$40,000	$925,000	$2,815,000
J.J. Drabik	$374,000	$40,000	$—	$414,000
S.K. Drath	$386,250	$40,000	$—	$426,250
Upon termination of employment for any reason, vested account balances in our deferred compensation plan are paid out in cash to the participant in either a lump sum, or over a five- or 10- year period, commencing six months from the date of termination as previously elected by the participant.
See “Retirement Transition Agreements” above for additional information regarding Mr. Hoskins and Mr. Gorman.
Death, Disability or Termination of Employment (Other than Upon a Change of Control)
Upon an executive officer’s death, permanent disability, involuntary termination other than for cause (defined as termination for gross misconduct), and, in some cases, retirement, other than upon or following a change of control, the following plans or programs provide for acceleration of certain awards. Awards are accelerated for retirement after attainment of age 55 with 10 years of service (including service with our former parent companies) if granted 12 or more months prior to retirement date. No awards are accelerated upon other voluntary termination or involuntary termination for cause. Performance awards vesting upon retirement are paid when results for the Performance Period are met.

Award	Involuntary Termination (Other than for Cause)	Death	Permanent Disability	Retirement After Age 55 with 10 years of service
Three-year restricted stock awards granted 11/13/18, 11/11/19 and 11/16/20	Forfeited	Accelerated	Accelerated	Pro Rata Vesting
Three-year performance awards granted 11/13/18, 11/11/19 and 11/16/20	Forfeited	Accelerated	Pro Rata Vesting	Pro Rata Vesting
50 Energizer Holdings, Inc. 2021 Proxy Statement

The value of awards which would be accelerated for our NEOs upon death, disability, involuntary termination or retirement other than upon or following a change of control as of September 30, 2021, is shown in the following chart. Stock market changes since September 30, 2021, are not reflected in these valuations.

Restricted Stock Equivalent Awards Accelerated upon Termination Events*
Officer	Death	Permanent Disability	Involuntary Termination other Than for Cause	Retirement Following Attainment of Age 55 with 10 Years of Service
M.S. LaVigne	$5,588,123	$3,372,057	$ 0	$ 0
J.J. Drabik	$911,742	$576,638	$0	$0
S.K. Drath	$871,023	$548,545	$0	$0
*
The value of accelerated restricted stock equivalents in the chart above is calculated based on the number of stock equivalents that will vest in accordance with the termination provisions of the agreements valued at $39.05, the closing market price of the Company’s stock on September 30, 2021. This calculation differs from the calculation of accelerated vesting for purposes of Code Section 280G and 4999 as reported in the “Estimated Payments and Benefits” table below.

Change of Control of the Company
Our change of control employment agreements with each of the continuing NEOs are subject to certain automatic renewal provisions. For Mr. LaVigne, the term is three years. The term of agreement with Mr. Hoskins, which terminated as of September 30, 2021, in connection with his retirement as a Company employee, was also three years. The term of the agreement with Mr. Drabik that was effective during fiscal 2021 was one year; in connection with his promotion to Executive Vice President and Chief Financial Officer, effective October 1, the term of his agreement was increased to two years. The term of the agreement with Ms. Drath is two years. The term of Mr. Gorman’s agreement was two years; however, the agreement was terminated in connection with his retirement transition agreement. The agreement provides that the executive officer will receive severance compensation in the event of certain termination events including termination by the company without cause or by the executive for good reason within specified periods following a change of control of the Company or upon death or disability after a change of control of the Company, as such terms are defined in the agreement.
Under the agreements, a change of control is generally defined as an acquisition of more than 50% of the total voting power of the Company, a person beneficially owning more than 20% of the total voting power of the Company, or an unapproved change in the majority of the Board.
Under the agreements, upon a change of control, each executive officer will receive a pro rata annual bonus for the portion of the year occurring prior to a change of control. The prorated bonus will be calculated as executive’s target bonus for the fiscal year in which the change of control occurs, or, if greater, the actual bonus awarded to executive under any short-term incentive plan(s) of the company for the fiscal year immediately preceding the fiscal year in which the change of control occurs, divided by 365 and multiplied by the number of calendar days in the year immediately up to the day on which the change of control occurs. If the executive officer is terminated following the change of control under the termination events defined in the agreement within specified periods of the change of control, or in the event of death or disability after a change of control, the severance compensation payable under the agreement consists of:
•
a payment equal to a multiple of the executive officer’s annual base salary and severance bonus (defined as the most recent five-year actual bonus percentages multiplied by the greater of base salary at either termination or change of control), which will be three times in the case of Messrs. Hoskins and LaVigne and two times in the case of Ms. Drath and one time in the case of Mr. Drabik (increased to two times beginning October 1, 2021); and

•	a lump-sum payment intended to assist with health and welfare benefits for a period of time post-termination.
Additionally, if approved by the Company’s Chief Executive Officer, perquisites and fringe benefits enjoyed by an executive immediately prior to termination may continue for the period approved.
Following termination of employment, each executive officer is bound by a one-year covenant not to compete, a one-year non-solicitation covenant, and a covenant of confidentiality. No severance payments under the agreements would be made in the event that an executive officer’s termination is voluntary (other than for good reason), is due to normal retirement, or
Energizer Holdings, Inc. 2021 Proxy Statement 51

is for cause. Under the agreements, in the event that it is determined that a “golden parachute” excise tax is due under the Internal Revenue Code, we will reduce the aggregate amount of the payments payable to an amount such that no such excise tax will be paid if the resulting amount would be greater than the after-tax amount if the payments were not so reduced.
The agreements also provide that upon a change of control, outstanding equity awards held by each executive officer will accelerate and vest in accordance with the terms of the awards, even if the awards have a higher threshold for a “change of control”. Our equity awards generally define a “change of control” as an acquisition of 50% or more of the outstanding shares of our common stock. The terms of our outstanding equity awards vary as to the portion of the unvested award that will accelerate and vest upon a change of control, as indicated below:

Award	Vesting
Three-year time-based awards granted 11/12/18, 11/11/19 and 11/16/20	100% vest upon change of control
Three-year performance awards granted 11/12/18, 11/11/19 and 11/16/20
The greater of (i) the number of stock equivalents granted at target or (ii) the amount of target performance stock equivalents which would have vested had the performance period ended on the date the change of control occurs

Payments of cash would be made in a lump sum no sooner than six months following termination of employment.
Estimated Payments and Benefits
If a change of control had occurred on September 30, 2021, and an executive officer’s employment was not terminated, our executive officers would have received the following pro rata annual bonus amounts: Mr. Hoskins $1,220,035, Mr. LaVigne $925,000, Mr. Drabik $244,400 and Ms. Drath $231,750.
Based on the assumptions set out above, the following chart sets forth estimated payments to our NEOs upon termination by the Company without cause or by the executive for good reason following a change of control or upon death or disability after a change of control. The value of accelerated restricted stock equivalents and performance awards reflects a stock price of $39.05 (the closing price of our common stock on September 30, 2021). Stock market declines and vesting and forfeitures of unvested restricted stock equivalents since September 30, 2021, are not reflected in these valuations. Upon a change of control, retirement benefits under the executive savings investment plan vest to the extent not already vested.
In connection with his promotion, Mr. Drabik’s benefits were increased as of October 1, 2021; the table below reflects payments under his Change on Control Agreement that was effective on September 30, 2021. Mr. Gorman’s Change of Control Agreement was terminated in July 2021 and therefore he was not entitled to any benefits if a Change of Control occurred on September 30, 2021.

Name	Change of Control Cash Severance	Retirement Benefits	Accelerated Vesting of Restricted Stock Equivalent Awards	Benefits (1)	Excise Tax Reduction	Total
M.S. LaVigne	$5,770,079	$0	$5,588,123	$34,339	$ —	$11,392,541
A.R. Hoskins	$7,959,723	$0	$5,297,572	$38,166	$—	$13,295,461
J.J. Drabik	$630,971	$0	$911,742	$18,143	$—	$1,560,856
S.K. Drath	$1,301,111	$0	$871,022	$12,354	$—	$2,184,487
(1)	Amounts in this column include health insurance, dental insurance and life insurance.
PAYMENTS PURSUANT TO RETIREMENT TRANSITION AGREEMENTS
•
Set forth below are the amounts Mr. Hoskins is entitled to pursuant to the Hoskins Retirement Agreement in connection with his retirement as an employee on September 30, 2021. The amounts set forth below include the target number of shares for performance restricted stock equivalent awards that have not completed their performance period. The actual amount due will be determined following the completion of the applicable performance period.

52 Energizer Holdings, Inc. 2021 Proxy Statement

•
Set forth below are the amounts Mr. Gorman is entitled to pursuant to the Gorman Retirement Agreement assuming he was terminated by the Company other than for cause, as defined above, on September 30, 2021. The amount set forth with respect to the transition bonus is at the target level of performance and the actual amount, if any, would be determined following fiscal 2022. The amounts set forth below include a pro-rata amount for his outstanding restricted stock equivalent awards and are based upon the target number of shares for performance restricted stock equivalent awards that have not completed their performance period. The actual amount due will be determined following the completion of the applicable performance period. If Mr. Gorman voluntarily terminates his employment with the Company or is terminated for cause prior to December 31, 2021, Mr. Gorman is not entitled to any payments or benefits pursuant to the Gorman Retirement Agreement.

Name	Base Salary	Transition Cash Bonus	Cash Bonus Under Executive Officer Bonus Plan	Continued Vesting of Restricted Stock Equivalent Awards	Total
A.R. Hoskins	$—	$1,572,625	$—	$5,297,573	$6,870,198
T.W. Gorman	$144,612	$108,459	$559,215	$1,451,375	$2,263,661
CEO Pay Ratio
We believe that compensation must be competitive in the marketplace for the role, internally consistent, and equitable in order to motivate our colleagues to deliver consistent and sustainable operating results for our shareholders.
The Company’s total colleague population other than the CEO as of September 30, 2021, whether employed on a full-time or part-time basis, was considered in determining our median employee. No employees were excluded under the de minimis or any other exemption. We examined the (i) projected base or wage compensation, projected recurrent cash allowances, and actual cash bonus payments for permanent colleagues, and (ii) actual base or wage compensation, actual recurrent cash allowances, and actual cash bonus payments for temporary colleagues for the fiscal year. Compensation for permanent colleagues was annualized (e.g. for colleagues who were hired during the year but did not work for the Company the entire year.)
As previously disclosed, Mr. LaVigne was appointed as the Company’s Chief Executive Officer, effective January 1, 2021, and his compensation was adjusted as of December 1, 2020. For purposes of calculating the pay ratio, the compensation amount for Mr. LaVigne reflects his annualized base salary for serving as Chief Executive Officer of $925,000 for the entire fiscal year and the bonus amount based on that base salary level. All other amounts for Mr. LaVigne have not been adjusted.
We estimate that the compensation of our Chief Executive Officer in fiscal 2021 was approximately 125 times the median of the annual total compensation of all of our other colleagues.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies, including our compensation peer group, may not be comparable to the pay ratio reported above.
	CEO to Median Colleague Pay Ratio
	CEO	Median Employee
Annual Total Compensation	$6,050,791	$48,440
Energizer Holdings, Inc. 2021 Proxy Statement 53

ADDITIONAL INFORMATION

STOCK OWNERSHIP INFORMATION
Five Percent Owners of Common Stock
The following table shows, as of November 30, 2021, the holdings of the Company’s common stock by any entity or person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding (1)
FMR LLC 245 Summer Street Boston, Massachusetts 02210	7,600,121(2)	11.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,192,101(3)	10.5%
J.P. Morgan Chase & Co. 383 Madison Avenue New York, NY 10179	6,474,043(4)	9.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	6,861,658	10.26%
Aqua Capital, Ltd. Wickhams Cay 1 Vanterpool Plaza, 2nd Floor Road Town, Tortola D8, British Virgin Islands	4,200,000(6)	6.1%
(1)	On November 30, 2021, there were 66,543,726 shares of the Company’s common stock outstanding.
(2)
As reported in a statement on Schedule 13G/A filed with the SEC on February 8, 2021, FMR LLC and related entities reported as of December 31, 2020, sole voting power over 478,736 of such shares and sole power to dispose or direct the disposition of over 7,600,121 of such shares.

(3)
As reported in a statement on Schedule 13G/A filed with the SEC on July 12, 2021, BlackRock, Inc. and related entities reported, as of June 30, 2021, sole voting power over 7,105,198of such shares and sole dispositive power over 7,192,101of such shares.

(4)
As reported in a statement on Schedule 13G/A filed with the SEC on January 22, 2021, J.P. Morgan Chase & Co. and related entities reported, as of December 31, 2020, sole voting power over 6,349,757 of such shares and sole dispositive power over 6,474,043 of such shares.

(5)
As reported in a statement on Schedule 13G/A filed with the SEC on December 9, 2021, The Vanguard Group and related entities reported, as of November 30, 2021, sole voting power over 0 of such shares, sole dispositive power over 6,676,159 of such shares, shared voting power over 128,064 of such shares and shared dispositive power over 185,499 of such shares.

(6)
As reported in a statement on Schedule 13G/A filed with the SEC on January 29, 2021, Aqua Capital, Ltd. and related entities reported, as of December 31, 2020, shared voting power over 4,200,000 of such shares and shared dispositive power over 4,200,000 of such shares.

54 Energizer Holdings, Inc. 2021 Proxy Statement

Ownership of Directors and Executive Officers
The table below contains information regarding beneficial common stock ownership of directors, nominees, current executive officers and certain former executive officers as of November 30, 2021. It does not reflect any changes in ownership that may have occurred after that date.
In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, as well as shares owned by immediate family members that reside with the director or executive officer. Unless otherwise indicated, directors, nominees and executive officers named in the table below have sole voting and investment power with respect to the shares set forth in the table and none of the stock included in the table is pledged. The table also indicates shares that may be obtained within 60 days upon the conversion of vested stock equivalents into shares of common stock.

Directors and Executive Officers	Shares Beneficially Owned	Stock Equivalents held in the Deferred Compensation Plan	% of Shares Outstanding (A) (*denotes less than 1%)
Carlos Abrams-Rivera	7,205(B)	0	*
Bill G. Armstrong	29,065(B)	48,892	*
Cynthia J. Brinkley	22,329(B)	4,612	*
Rebecca C. Frankiewicz	6,205(B)	4,057	*
Kevin J. Hunt	22,329(B)	0	*
James C. Johnson	25,221(B)	179	*
Patrick J. Moore	22,329(B)	0	*
Donal L. Mulligan	2,249(B)	0	*
Nneka L. Rimmer	11,757(B)	0	*
Robert V. Vitale	39,056(B)	10,817	*
John Drabik	14,197	0	*
Susan K. Drath	48,801	0	*
Mark S. LaVigne	147,323	0	*
All Current Executive Officers and Directors as a Group (14 persons)	401,723	68,557	*

Former Executive Officers
Timothy W. Gorman	107,106(B)	0	*
Alan R. Hoskins	149,763(B)	0	*
Hannah H. Kim	1,399	0	*
(A)
The number of shares outstanding for purposes of this calculation was the number outstanding as of November 30, 2021, equivalents that vest within 60 days, or upon retirement, and the number of stock equivalents held in the deferred compensation plan.

(B)
Includes vested stock equivalents that will convert to shares of common stock upon the individual’s retirement, resignation from the Board or termination of employment with the Company. The number of vested stock equivalents credited to each individual executive officer or director is as follows: Mr. Abrams-Rivera, 2,772; Ms. Brinkley, 5,589; Ms. Frankiewicz, 2,772; Mr. Johnson, 21,788; Mr. Moore, 18,896; and Mr. Vitale,12,898. This amount also includes unvested stock equivalents that vest upon a director’s retirement from the Board or upon attainment of certain vesting provisions, in accordance with the time-based restricted stock equivalent awards, upon retirement or termination for the executive officers. The number of unvested stock equivalents credited to each director and executive officer is as follows: Mr. Abrams-Rivera, 3,433; Mr. Armstrong, 3,433; Ms. Brinkley, 3,433; Ms. Frankiewicz, 3,433; Mr. Gorman,14,779; Mr. Hoskins, 32,083; Mr. Hunt, 3,433; Mr. Johnson, 3,433; Mr. Moore, 3,433; Mr. Mulligan, 2,249; Ms. Rimmer, 3,433 and Mr. Vitale 3,433.

Energizer Holdings, Inc. 2021 Proxy Statement 55

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors, executive officers, and anyone who beneficially holds 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, Energizer securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2021 all reporting persons filed the required reports on a timely basis under Section 16(a).
56 Energizer Holdings, Inc. 2021 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Our Board has adopted a written policy regarding the review and approval of transactions involving the Company and our directors, nominees for directors, executive officers, immediate family members of these individuals, and shareholders owning five percent or more of our outstanding common stock, each of whom is referred to as a related party. The policy covers any related party transaction, arrangement or relationship where a related party has a direct or indirect material interest and the amount involved exceeds $100,000 in any calendar year. Under the policy, the Audit Committee is responsible for the review and prior approval of the material terms of any related party transactions. The Audit Committee is charged with determining whether the terms of the transaction are any less favorable than those generally available from unaffiliated third parties and determining the extent of the related party’s interest in the transaction.
In adopting the policy, the Board reviewed certain types of related party transactions described below and determined that they should be deemed to be pre-approved, even if the aggregate amount involved might exceed $100,000:
•
Officer or director compensation that would be required to be disclosed under Item 402 of the SEC’s compensation disclosure requirements, and expense reimbursements to these individuals in accordance with our policy;

•
Transactions with another company at which a related party serves as a colleague, director, or holder of less than 10% of that company’s outstanding stock, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s consolidated gross revenues;

•
Charitable contributions to a charitable trust or organization for which a related party serves as a colleague, officer or director, if the annual contributions by us do not exceed the greater of $100,000 or 2% of the organization’s total annual receipts; and

•
Transactions in which all of our shareholders receive proportional benefits, the rates or charges involved are determined by competitive bids, the transaction involves obtaining services from a regulated entity at rates fixed by law, or the transaction involves bank services as a depositary of funds, transfer agent or registrar, or similar services.

Our legal department is primarily responsible for the development and implementation of processes and procedures to obtain information from our directors and executive officers with respect to related party transactions.
During fiscal 2021, there were no transactions with executive officers, directors or their immediate family members requiring disclosure under applicable SEC rules.
Energizer Holdings, Inc. 2021 Proxy Statement 57

VOTING PROCEDURES
Availability of Proxy Materials
We are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. By doing so, we save costs and reduce the environmental impact of our Annual Shareholders’ Meeting. On December 15, 2021, we mailed a Notice of Internet Availability of Proxy Materials to certain of our shareholders. The Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via email unless you elect otherwise.
Who Can Vote
Record holders of Energizer Holdings, Inc. common stock on November 30, 2021 (the “Record Date”), may vote at the meeting. On the Record Date, there were 66,543,726 shares of common stock outstanding, each of which entitled the holder to one vote for each matter to be voted on at our Annual Shareholders’ Meeting. The shares of common stock held in our treasury will not be voted. Holders of our 7.50% Series A Mandatory Convertible Preferred Stock are not entitled to vote at the meeting.
How to attend the virtual annual meeting
•	Energizer will be hosting the Annual Shareholders’ Meeting online. A summary of the information you need to attend the Annual Meeting online is provided below:
•	Any shareholder can attend the Annual Shareholders’ Meeting by visiting www.virtualshareholdermeeting.com/ENR2022
•	We encourage you to access the Annual Shareholders’ Meeting online at least 15 minutes prior to its start time
•	The Annual Meeting starts at 8:00 a.m. Central Time
•	Shareholders may vote electronically and submit questions online while attending the Annual Shareholders’ Meeting
•	Please have the Control Number we have provided to you to join the Annual Shareholders’ Meeting
•	Instructions on how to attend and participate in the Annual Shareholders’ Meeting, including how to demonstrate proof of stock ownership, are available at www.virtualshareholdermeeting.com/ENR2022
•	Questions regarding how to attend and participate in the Annual Shareholders’ Meeting will be answered by calling 1-855-449-0991 on the day of the Annual Shareholders’ Meeting
If I am unable to attend the virtual Annual Meeting, can I listen to the Annual Meeting by telephone?
Yes. Shareholders unable to access the Annual Shareholders’ Meeting online will be able to call 1-877-328-2502 and listen to the Annual Shareholders’ Meeting if they provide their Control Number. Although shareholders accessing the Annual Shareholders’ Meeting by telephone will be able to listen to the Annual Shareholders’ Meeting, you will not be considered present at the Annual Shareholders’ Meeting and will not be able to vote unless you also attend the Annual Shareholders’ Meeting online.
What if I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the meeting, please call toll free: 1-855-449-0991, or if calling internationally, please call: 1-720-378-5962.
how can i ask questions?
You can submit questions in writing on the virtual meeting website during the annual meeting. You must first join the meeting with your 16-digit control number. We intend to answer questions pertinent to Company matters as time allows during the meeting. Questions that are substantially similar may be grouped and answered once to avoid repetition. Guidelines for submitting written questions during the meeting will be available in the rules of conduct for the Annual Shareholders’ Meeting.
58 Energizer Holdings, Inc. 2021 Proxy Statement

How to Vote
There are four voting methods for record holders:
MAIL
If you choose to vote by mail, complete a proxy card, date and sign it, and return it in the postage-paid envelope provided (if you received a paper copy of the proxy materials) or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TELEPHONE
You can vote your shares by telephone by calling 1-800-690-6903 and using the identification code indicated on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you. Voting is available 24 hours a day.

INTERNET
You can also vote via the Internet at www.proxyvote.com. Your identification code for Internet voting is on the Notice Regarding the Availability of Proxy Materials or the proxy card mailed to you, and voting is available 24 hours a day.

During the Annual Shareholders’ Meeting, you can vote, using the Control Number we have provided to you.
Vote Required; Effect of Abstentions and Broker Non-Votes
The holders of record of shares representing a majority of the voting power of our issued and outstanding shares of common stock entitled to vote at the Annual Shareholders’ Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.
The shares of a shareholder whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Shareholders’ Meeting to determine whether a quorum is present. If you are the beneficial owner of shares held by a broker or other custodian, you may instruct your broker how to vote your shares through the voting instruction form included with this Proxy Statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares”. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and uninstructed shares held by brokers.
Brokers and custodians can no longer vote uninstructed shares on your behalf in director elections. For your vote to be counted, you must submit your voting instruction form to your broker or custodian.
Item		Votes Required for Approval	Abstentions	Uninstructed Shares
1.	Election of Directors	Majority of Voting Power (1)	Vote Against	Not Voted/No Effect
2.	Ratification of Appointment of Independent Auditor	Majority of Voting Power (1)	Vote Against	Discretionary Vote
3.	Advisory, Non-Binding Vote to Approve Executive Compensation	Majority of Voting Power (1)	Vote Against	Not Voted/No Effect
4.	Advisory, Non-Binding Vote to Approve Frequency of Future Votes to Approve Executive Compensation	Frequency Receiving Highest Vote Total (2)	Not Voted/No Effect	Not Voted/No Effect
(1)	“Majority of Voting Power” in table relates to shares represented and entitled to vote on the proposal.
(2)	The frequency receiving the highest vote total will be considered the frequency preferred by shareholders.
You may revoke your proxy and change your vote at any time before the voting polls close at our Annual Shareholders’ Meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast at our Annual Shareholders’ Meeting (however, attending the meeting without voting will not revoke a proxy).
Solicitation of Proxies
The Board of Directors is soliciting the proxy accompanying this Proxy Statement. We will pay the cost of soliciting proxies. Proxies may be solicited by executive officers, directors, and colleagues of the Company, none of whom will receive any additional compensation for their services. Morrow Sodali LLC may solicit proxies for a fee of $10,000 plus expenses. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. We will also reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs of sending the proxy materials to the beneficial owners of our common stock.
Energizer Holdings, Inc. 2021 Proxy Statement 59

HOUSEHOLDING
To reduce costs and reduce the environmental impact of our Annual Shareholders’ Meeting, a single Proxy Statement and Annual Report, along with individual proxy cards or individual Notices of Internet Availability, will be delivered in one envelope to certain shareholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address. If a shareholder would like to receive separate copies of proxy materials that have been subject to householding, please contact Broadridge Financial Solutions, Inc. at the contact information below to receive separate copies. Shareholders participating in householding will continue to receive separate proxy cards. If you are a registered shareholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our transfer agent, Broadridge Financial Solutions, Inc., at 866-741-8213, by email at shareholder@broadridge.com or in writing to 51 Mercedes Way, Edgewood, NY 11717. If you are a beneficial shareholder, you may contact the broker or bank where you hold the account.
OTHER BUSINESS
The Board does not intend to bring any other business before the Annual Shareholders’ Meeting. If other matters are properly brought before the meeting, the named proxies will vote the proxies they hold in their discretion on such matters; however, and so far as is known to our Board, no matters are to be brought before the meeting other than as specified in the notice of meeting. Our bylaws provide that shareholders may nominate candidates for directors or present a proposal or bring other business before an annual meeting only if they give timely written notice of the nomination or the matter to be brought not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s meeting, as described under “Shareholder Proposals for the 2023 Annual Shareholders’ Meeting.”
SHAREHOLDER PROPOSALS FOR THE 2023 ANNUAL SHAREHOLDERS’ MEETING
Any proposals to be presented at the 2023 Annual Shareholders’ Meeting must be received by the Company, directed to the attention of the Corporate Secretary, no later than August 17, 2022, in order to be included in the Company’s Proxy Statement and form of proxy for that meeting under Rule 14a-8 of the Exchange Act. Upon receipt of any proposal, the Company will determine whether or not to include the proposal in the Proxy Statement and proxy card in accordance with regulations governing the solicitation of proxies. The proposal must comply in all respects with the rules and regulations of the SEC and our bylaws.
In order for a shareholder to nominate a candidate for director, present a proposal or bring other business before the shareholders under our bylaws, timely notice must be received by us in advance of the meeting. Ordinarily, such notice must be received not less than 90, nor more than 120, days before the first anniversary of the prior year’s meeting. For the 2023 Annual Shareholders’ Meeting, the notice would have to be received on or after October 3, 2022, and on or before November 2, 2022. The notice of nomination must include, as to each person whom the shareholder proposes to nominate for election, information required by our bylaws, including:
•	the nominee’s name, age, business and residential address;
•	the nominee’s principal occupation for the previous five years;
•	the nominee’s consent to being named as a nominee and to serving on the Board;
•
the nominee’s “disclosable interests” as of the date of the notice (which information shall be supplemented by such person, if any, not later than ten days after the record date of the Annual Shareholders’ Meeting to disclose such ownership as of the record date), which includes:

–
shares of common stock; options, warrants, convertible securities, stock appreciation rights, or similar rights with respect to our common stock; any proxy, contract, arrangement, understanding, or relationship conveying a right to vote common stock;

–	any short interest with respect to common stock;
–	any derivative instruments held by a partnership in which the nominee has a partnership interest; and
–	rights to any performance-related fee based on any increase or decrease in the value of common stock or any related derivative instrument; and
60 Energizer Holdings, Inc. 2021 Proxy Statement

•	a description of all monetary or other material agreements, arrangements or understandings between the nominating shareholder and the nominee during the prior three years.
In addition, the nominating shareholder must provide their name and address and disclosable interests (as such term is described above). The shareholder must be present at the Annual Shareholders’ Meeting at which the nomination is to be considered, and must provide a completed questionnaire regarding the nominee’s background and qualification and compliance with our corporate governance, conflict of interest, and other pertinent policies and guidelines. To assist in the evaluation of shareholder-recommended candidates, the Nominating and Governance Committee may request that the shareholder provide certain additional information required to be disclosed in the Company’s proxy statement under Regulation 14A of the Exchange Act. The shareholder nominating the candidate must also include his or her name and address, and the number of shares of common stock beneficially owned.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Energizer Holdings, Inc. (the “Company”) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results or events to differ materially from those anticipated include, without limitation, the matters implied by, any of these forward-looking statements.
You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 16, 2021, and the Company’s other filings with the SEC 1) market and economic conditions; (2) market trends in the categories in which we compete; (3) uncertainty relating to the impacts of the ongoing COVID-19 pandemic, including but not limited to, its impacts on consumer demand, costs, product mix, the availability of our products, our strategic initiatives, our and our partners' global supply chains, operations and routes to market; (4) our ability to integrate businesses, to realize the projected results of the acquired businesses, and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all; (5) the impact of the acquired businesses on our business operations; (6) the success of new products and the ability to continually develop and market new products; (7) our ability to attract, retain and improve distribution with key customers; (8) our ability to continue planned advertising and other promotional spending; (9) our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations; (10) the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors; (11) our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure; (12) financial strength of distributors and suppliers; (13) our ability to improve operations and realize cost savings; (14) the impact of the United Kingdom’s future trading relationships following its exit from the European Union; (15) the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges; (16) the impact of adverse or unexpected weather conditions; (17) uncertainty from the expected discontinuance of LIBOR and the transition to any other interest rate benchmark; (18) the impact of raw materials and other commodity costs; (19) the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations; (20) costs and reputational damage associated with cyber-attacks or information security breaches or other events; (21) the impact of advertising and product liability claims and other litigation; and (22) compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.
The information contained herein is preliminary and based on Company data available at the time of this filing. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.
Energizer Holdings, Inc. 2021 Proxy Statement 61

APPENDIX A

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful Comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that management believes are not reflective of the Company’s on-going operating performance, such as acquisition and integration costs, an acquisition earn out, loss on extinguishment of debt, settlement loss on pension plan terminations and the one-time impact of Tax structuring, Coronavirus Aid, Relief and Economic Security (CARES) Act and 2017 Tax Cuts and Jobs Act (2017 tax reform). These measures help investors to see year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted. We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure.
•
Adjusted Earnings Per Share (EPS) excludes the impact of the costs related to acquisition and integration, an acquisition earn out, the loss on extinguishment of debt, the prior year settlement loss on pension plan termination, and the one-time impact of Tax restructuring, the CARES Act and 2017 tax reform.

•	Adjusted Selling, General & administrative expenses (SG&A) excludes the impact of the costs related to acquisition and integration and an acquisition earn out.
•	Adjusted Operating Profit excludes the impact of the costs related to acquisition and integration, an acquisition earn out Loss on extinguishment of debt, Interest expense and Other items, net.
•
Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow further excludes the cash payments for acquisition and integration expenses and integration capital expenditures. These expense cash payments are net of the statutory tax benefit associated with the payment.

Adjusted Diluted Earnings Per Share (EPS)	FY19	FY20	FY21
Reported diluted EPS	$0.78	$0.44	$2.11
Acquisition and integration	2.06	0.79	0.79
Acquisition earn out	—	—	0.03
Settlement on pension plan terminations	0.05	—	—
Loss on extinguishment of debt	—	1.05	1.11
Tax structuring	—	—	(0.56)
One-time impact of 2017 tax reform	(0.01)	—	—
One-time impact of the CARES Act	—	0.03	—
Impact for diluted share calculation(1)	0.12	—	—
Adjusted Diluted EPS	$3.00	$ 2.31	$3.48
(1)
For FY19, the adjusted weighted average shares assumes conversion of the preferred shares, as these results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been adjusted out.

Energizer Holdings, Inc. 2021 Proxy Statement A-1

Adjusted SG&A as a Percentage of Net Sales	FY21
Net sales (in millions)	$ 3,021.5
Reported SG&A as a percentage of Net sales	16.1%
Reported SG&A (in millions)	$487.2
Acquisition and integration costs	(40.0)
Acquisition earn out	(3.4)
Adjusted SG&A	$443.8
Adjusted SG&A as a Percentage of Net Sales	14.7%
Adjusted Operating Profit	FY21
Earnings before income taxes (in millions)	$ 154.2
Other items, net	(2.9)
Interest expense	161.8
Loss on extinguishment of debt	103.3
Acquisition and integration costs (in SG&A, COGS and R&D)	74.8
Acquisition earn out (in SG&A)	3.4
Adjusted Operating Profit	$ 494.6
Adjusted Free Cash Flow (in millions)	FY19	FY20	FY21
Net cash from operating activities	$ 142.1	$ 389.3	$ 179.7
Capital expenditures	(55.1)	(65.3)	(64.9)
Proceeds from sales of assets	0.2	6.4	5.7
Free Cash Flow - Subtotal	$87.2	$ 330.4	$ 120.5
Acquisition and integration related payments	159.2	33.7	48.3
Integration related capital expenditures	9.8	41.0	34.7
Adjusted Free Cash Flow	$ 256.2	$ 405.1	$ 203.5
A-2 Energizer Holdings, Inc. 2021 Proxy Statement

Energizer Holdings, Inc.
533 Maryville University Drive
St. Louis, MO 63141
314-985-2000
www.energizerholdings.com

Energizer® Holdings, Inc.

Energizer Holdings, Inc.

ENERGIZER HOLDINGS, INC.
533 MARYVILLE UNIVERSITY DRIVE
SAINT LOUIS, MO 63141

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on January 30, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ENR2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on January 30, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D63363-P64337 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENERGIZER HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

Nominees:	**For**	**Against**	**Abstain**
1a. Carlos Abrams-Rivera	☐	☐	☐
1b. Bill G. Armstrong	☐	☐	☐
1c. Cynthia J. Brinkley	☐	☐	☐
1d. Rebecca D. Frankiewicz	☐	☐	☐
1e. Kevin J. Hunt	☐	☐	☐
1f. James C. Johnson	☐	☐	☐
1g. Mark S. LaVigne	☐	☐	☐
1h. Patrick J. Moore	☐	☐	☐
1i. Donal L. Mulligan	☐	☐	☐
1j. Nneka L. Rimmer	☐	☐	☐
1k. Robert V. Vitale	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for fiscal 2022.	☐	☐	☐
3. Advisory, non-binding vote on executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory, non-binding vote on frequency of future votes to approve executive compensation.	☐	☐	☐	☐

NOTE: To act upon such other matters as may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ENERGIZER HOLDINGS, INC.
2022 ANNUAL SHAREHOLDERS' MEETING

January 31, 2022
8:00 a.m. Central Time
Virtually at www.virtualshareholdermeeting.com/ENR2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholders' Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D63364-P64337

ENERGIZER HOLDINGS, INC.
Annual Shareholders' Meeting
January 31, 2022, 8:00 AM Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) M. LaVigne and K. Dugan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side hereof, all of the shares of Common Stock of ENERGIZER HOLDINGS, INC. that the shareholder(s) is/are entitled to vote at the Annual Shareholders' Meeting to be held at 8:00 AM, Central Time on January 31, 2022, at www.virtualshareholdermeeting.com/ENR2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side